Exhibit 10.01

AGREEMENT

THIS AGREEMENT (“Agreement”) is made and entered into as of the 28th day of September, 2006, by and among ALICO-AGRI, LTD., a Florida limited partnership (“Seller” or “Alico”), and GINN-LA WEST FM LTD., LLLP, a Georgia limited liability limited partnership (“Purchaser” or “Ginn”) and GINN-LA NAPLES LTD., LLLP, a Georgia limited liability limited partnership (“Alico East Purchaser”) and CROCKETT DEVELOPMENT, LLC, a Georgia limited liability company (“Old Crockett”); and WEST FM CROCKETT, LLC, a Georgia limited liability company (“Crockett”).

W I T N E S S E T H:

WHEREAS, Alico East Purchaser has previously executed and delivered the “Alico East Note” and the “Alico East Mortgage” (as those terms are hereinafter defined); and

WHEREAS, Alico and Alico East Purchaser are parties to that certain Agreement for Purchase and Sale dated September 3, 2003, as amended by that certain First Amendment to Agreement for Purchase and Sale dated December 5, 2003, that certain “1031 Exchange” Amendment to Agreement for Purchase and Sale dated April 29, 2004, that certain Third Amendment to Agreement for Purchase and Sale effective August 29, 2006, that certain Fourth Amendment to Agreement of Purchase and Sale effective as of September 21, 2006, that certain Fifth Amendment to Agreement for Purchase and Sale effective as of October 11, 2006, that certain Sixth Amendment to Agreement for Purchase and Sale effective as of October 18, 2006, that certain Seventh Amendment to Agreement for Purchase and Sale effective as of October 25, 2006, that certain Eighth Amendment to Agreement for Purchase and Sale effective as of November 1, 2006, that certain Ninth Amendment to Agreement for Purchase and Sale effective as of November 8, 2006, that certain Tenth Amendment to Agreement for Purchase and Sale effective as of November 15, 2006, that certain Eleventh Amendment to Agreement for Purchase and Sale effective as of November 27, 2006, that certain Twelfth Amendment to Agreement for Purchase and Sale effective as of December 4, 2006, that certain Thirteenth Amendment to Agreement for Purchase and Sale effective as of December 11, 2006, and that certain Fourteenth Amendment to Agreement for Purchase and Sale effective as of December 19, 2006, hereinafter referred to as the “Existing West Contract”; and

WHEREAS, Alico East Purchaser desires to assign all of its rights, title and interests in the Existing West Contract to Purchaser; and

WHEREAS, Alico and Old Crockett have previously entered into an Agreement dated as of August 29, 2003 (“Existing Crockett Contract”) and Old Crockett desires to assign all of its rights, title and interests in the Existing Crockett Contract to Crockett; and

WHEREAS, the parties wish to resolve issues and modify certain agreements and after settlement discussions have decided to enter into this Agreement; and

WHEREAS, the parties have all determined that it would be in their best interest to enter into this Agreement to supersede and replace the Existing West Contract and the Existing Crockett Contract in their entirety and to modify the Alico East Note and the Alico East Mortgage in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

I. Preamble and Assignments.

a. Preamble. The preamble to this Agreement is incorporated in this Agreement as if set forth in this Agreement.

b. Assignment of Existing West Contract. Alico East Purchaser hereby transfers and assigns to Purchaser all of its rights, title and interests in and to the Existing West Contract and the Alico West Property. Alico hereby consents to such assignment and absolutely and unconditionally releases Alico East Purchaser from any and all liabilities, covenants or obligations arising under the Existing West Contract or this Agreement, except for the performance of the obligations set forth in Section II hereof.

c. Assignment of Existing Crockett Contract. Old Crockett hereby transfers and assigns to Crockett all of its rights, title and interests in and to the Existing Crockett Contract and the Crockett Property. Alico hereby consents to such assignment and absolutely and unconditionally releases Old Crockett from any and all liabilities, covenants or obligations arising under the Existing Crockett Contract or this Agreement.

II. Alico East Note and Alico East Mortgage Modifications. Alico East Purchaser has previously delivered a promissory note dated July 12, 2005, in the amount of $56,610,000.00 (“Alico East Note”) which is secured by a mortgage deed also dated July 12, 2005, and recorded in Official Records Book 4795, at Page 2848, of the Public Records of Lee County, Florida (“Alico East Mortgage”). As a material consideration for Alico entering into this Agreement, Alico East Purchaser has agreed to the modifications to the Alico East Note and Alico East Mortgage described below which shall be incorporated into amendments to such instruments which will be executed simultaneously with the execution of this Agreement.

a. (i)	2.5% Per Annum, The Accrual Rate of Interest from July 12, 2005, through September 27, 2006: Commencing as of July 12, 2005, the unpaid principal balance of the Alico East Note will earn interest at the rate of 2.5% per annum through September 27, 2006. As of September 28, 2006, the accrued interest on the Alico East Note will equal $1,717,688.20 which will be added to the principal balance of the Alico East Note resulting in a new principal balance as of

September 28, 2006, of $58,327,688.20 (for clarification $56,610,000.00 + $1,717,688.20 = $58,327,688.20).

(ii)	Special Principal Payment as of September 28, 2006. Upon execution of this Agreement, Alico East Purchaser will make a special principal payment of $3,775,000.00 (“Special Principal Payment”) on the Alico East Note, which payment will be credited against future lot releases. This payment will reduce the principal balance to $54,552,688.20 (for clarification $58,327,688.20 - $3,775,000.00 = $54,552,688.20).

b.	4% Per Annum, the Accrual Rate of Interest from September 28, 2006. Commencing as of September 28, 2006, the unpaid principal balance of the Alico East Note will earn interest at the rate of 4% per annum. Thus, as of September 28, 2007, the accrued interest on the unpaid principal balance of the Alico East Note, assuming no other principal payments during the period, will be $2,182,107.53 ($54,552,688.20 x 4% = $2,182,107.53).

c.	2.5% Per Annum, the Pay Rate of Interest from September 28, 2006. Commencing on September 28, 2007 and continuing on September 28th of each year until the unpaid principal balance of the Alico East Note has been paid in full:

(i)	interest will be paid annually at a pay rate of interest equal to 2.5% per annum on the unpaid principal balance of the Alico East Note, and

(ii)	all accrued but unpaid interest will annually be added to the unpaid principal balance of the Alico East Note.

Thus, assuming the unpaid principal balance of the Alico East Note is $54,552,688.20 from September 28, 2006 through September 28, 2007, the amount of interest to be paid at the 2.5% per annum pay rate of interest will be $1,363,817.20 ($54,552,688.20 x 2.5% = $1,363,817.20).

The amount of the accrued but unpaid interest that will be added to principal as of September 28, 2007, will be $818,290.32 ($2,182,107.53 - $1,363,817.20 = $818,290.32). As a result, as of September 28, 2007, the principal balance of the Alico East Note, assuming that Alico East Purchaser pays the principal payment of $12,265,000.00 provided for in Paragraph II.d.(i) below on or before September 28, 2007, will be $43,105,978.52 ($54,552,688.20 - $12,265,000.00 + $818,290.32 = $43,105,978.52).

d.	Principal Payments and Releases under the Alico East Note and Alico East Mortgage.

(i)	Principal Payments. Subject to lot release payments as provided in Paragraph d.(ii) below, the unpaid principal balance of the Alico East Note ($54,552,688.20) as of September 28, 2006, will be paid in four (4) annual principal payments, with the first payment in the amount of $12,265,000.00 ($14,152,500.00 - $1,887,500.00 [half of the amount of the Special Principal Payment, the other half of the Special Principal Payment has reduced the principal payment due on September 28, 2008, to $12,265,000.00] = $12,265,000.00) due on September 28, 2007, the second payment in the amount of $12,265,000.00 due on September 28, 2008, the third payment in the amount of $14,152,000.00 due on September 28, 2009, and the fourth and final payment of the remaining unpaid principal balance together with all accrued and unpaid interest due on September 28, 2010.

(ii)	Lot Release Payments and Credits. It is anticipated that the “Alico East Property” (as that term is hereinafter defined) will have 334 single family residential lots (“Lots”). The first 53 Lots will each be released from the lien of the Alico East Mortgage by the payment of $189,905.66 per Lot. The remaining 281 Lots will each be released from the Alico East Mortgage by the payment of $213,790.03 per Lot.

As a result of Alico East Purchaser’s down payment on July 12, 2005, in the amount of $6,290,000.00, plus the Special Principal Payment upon the execution of this Agreement of $3,775,000.00, Alico East Purchaser will have Lot release credits equal to $10,065,000.00, which may be used to release 53 Lots ($10,065,000.00 divided by $189,905.66 = 53) at any time upon request of Alico East Purchaser without payment of any additional consideration.

All additional principal payments will be credits against Lot release payments at the rate of $213,790.03 per Lot. All Lot release payments made during the term of the Alico East Note will be applied to reduce the principal of the next maturing installment of principal. If the number of Lots in the “Alico East Property” (meaning the property encompassed by the Alico East Mortgage) is more or less than 334 residential Lots, the Lot release price after the first 53 Lots will be arrived at by dividing $60,075,000.00 ($70,140,000 - $10,065,000) by the number of Lots in the Alico East Property less the 53 Lots agreed to be released at the rate of $189,905.66 per Lot. For example, if there are more than 334 Lots, the release price after the first 53 Lots will be less than $213,790.03, and, if there are less Lots than 334 Lots, the release price for the remaining Lots after the first 53 will be greater than $213,790.03.

e.	Release Of Section 6/7 Property. As of the execution of this Agreement, the Alico East Mortgage is being modified to permit the release of the Section 6/7 Property North of Alico Road for a release price of $5,000,000.00. Purchaser may elect, at its option, to have the cash paid at the closing of Alico East on July 12, 2005, applied to such release price in lieu of obtaining a release of residential lots for such payment.

f.	Agreement Superseded by Amendments. Upon execution and delivery of the amendments to the Alico East Note and Alico East Mortgage described hereinabove, Section II of this Agreement shall be superseded in its entirety by such amendments. Without limiting the foregoing, the parties acknowledge and agree that the rights and obligations of the parties under the Alico East Note and Alico East Mortgage, as so amended, and any other agreements relating to the Alico East Property shall be separate and completely independent of the rights and obligations of the parties under this Agreement and the other documents to be delivered pursuant hereto with respect to the “Crockett Property” and the “Alico West Property”, as those terms are defined herein.

III. 80 Acre Tract.

a.	Sale and Purchase of 80 Acre Tract. Simultaneously with the execution of this Agreement, Crockett will purchase the approximately 80 acre tract located in the University Village category more particularly described on Exhibit “A” which is attached hereto and made a part hereof (“Crockett Property”) for a purchase price of TWELVE MILLION TEN THOUSAND DOLLARS AND NO/100 ($12,010,000.00) (“Crockett Purchase Price”) and subject to the other terms and conditions of this Agreement which are an integral part of the purchase of the Crockett Property. The remainder of the property included in the Existing Crockett Contract shall be included in the “Ginn West Option” for purchase of the “Alico West Property” pursuant to Section IV of this Agreement.

The Crockett Purchase Price will be paid by a down payment of $600,000.00 which shall be paid simultaneously with the execution of this Agreement and a $11,410,000.00 Purchase Money Note and Mortgage (“Crockett Note” and “Crockett Mortgage”) in the forms attached hereto as Exhibits I and J, which will be without recourse except for waste and subject to the other terms and conditions of this Agreement. The Crockett Note will bear interest at the rate of 6% per annum and the Crockett Note will provide for interest payments only for a period of 4 years followed by 4 equal annual payments of principal together with accrued interest thereon. In addition to the principal payments described above, Crockett has agreed that unless the scheduled principal payment on the Crockett Note has already been paid at the time of each of the

“Take-Down Payments” for the “Alico West Property” (as those terms are hereinafter defined), Ginn shall cause Crockett to pay a special prepayment of principal on the Crockett Note in an amount equal to the unpaid principal balance of the Crockett Note divided by the number of remaining Take-Down Payments, including the Take-Down Payment made concurrently with the special prepayment of principal. The foregoing is illustrated by the following 2 examples:

Example #1 – Assume that the first Take-Down Payment was made on September 28, 2007, and the outstanding principal balance of the Crockett Note was $11,410,000.00, the amount of the special prepayment on the Crockett Note would be $2,852,500.00 ($11,410,000.00 divided by 4 = $2,852,500.00).

Example #2 – Assume that the first 2 Take-Down Payments have been made and the outstanding principal balance of the Crockett Note is $5,705,000.00. The amount of the special prepayment on the Crockett Note would be $2,852,500.00 ($5,700,000.00 divided by 2 = $2,852,500.00).

b.	Separate Development. Crockett intends to pursue development of the Crockett Property separate and apart from the development of the “Alico West Property” (as hereinafter defined) and separate from the development of the Alico East Property. In connection with the purchase of the Crockett Property, Alico will grant Crockett a perpetual non-exclusive easement for ingress and egress from the Northern boundary of the Crockett Property to Alico Road and for the installation, use and maintenance of utilities including but not limited to water and sanitary sewer (the “Crockett Easement”). The owner of the Alico West Property burdened with the ingress/egress easement will have the right to relocate such easement by integrating the access and utilities for the Crockett Property as a part of the road system for the Alico West Property. The Crockett Easement shall be in the form attached hereto as Exhibit “K” and shall be executed simultaneously with the execution of this Agreement and the conveyance of the Crockett Property.

c.	Condemnation Proceeds. The parties are aware that Lee County, or some other governmental authority, some time in the future may undertake to extend County Road 951 (“CR-951”) northward from Corkscrew Road to Alico Road pursuant to an alignment that may pass through the Crockett Property and continue through the Alico West Property. This Agreement and the Crockett Mortgage will provide that up to 100% of any condemnation proceeds (including any proceeds from a sale in lieu of condemnation), net of Crockett’s reasonable third party costs in obtaining such proceeds not to exceed $500,000.00, shall be applied in the following order to pay: (i) the accrued but unpaid interest on the Crockett Note; (ii) the principal balance of the Crockett Note; and (iii) the remaining unpaid “Alico West Purchase

Price” (as that term is hereinafter defined), even if Ginn’s option to purchase the Alico West Property has been terminated. The amount paid under (iii) above shall be applied pro-rata to reduce the amount of each of the remaining Take-Down Payments for the Alico West Property. The parties understand that Crockett’s attorney’s fees for the condemnation are expected to be awarded separately from the award to Crockett. As a result, the amount of the Crockett’s attorney’s fees will not in such circumstances be a third party cost but third party experts retained by Crockett’s attorney would be third party costs to be paid by Crockett and deducted from the condemnation proceeds subject to the $500,000.00 cap set forth above, unless otherwise included in the attorney’s fee award for Crockett’s attorney. The obligations of these provisions shall survive satisfaction of the Crockett Mortgage. It is also intended that the Crockett Mortgage shall not be satisfied until the total $75,510,985.00 purchase price to be paid by Ginn and Crockett for the Crockett Property ($12,010,000.00) and the Alico West Property ($63,500,985.00) with all interest earned thereon have been paid to Alico, as well as any other payments due to Alico pursuant to this Agreement, except in the event of (i) condemnation, (ii) purchase under threat of condemnation which has been approved by Alico pursuant to subparagraph e. below, or (iii) a transaction to sell all the Crockett Property which has been approved by Alico pursuant to subparagraph e. below.

d.	Alternate Entitlement Strategy. The parties acknowledge that instead of seeking to maximize any condemnation awards, Crockett and Ginn may elect to pursue an entitlement strategy involving the voluntary conveyance of CR-951 right-of-way from both the Crockett Property and the Alico West Property (in connection with obtaining increased development density allocations for the Alico West Property for the purposes of increasing the aggregate value of the Alico West Property and the Crockett Property). Such a strategy shall be subject to Alico’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

e.	Third Party Sale. This Agreement and the Crockett Mortgage will provide that in the event of sale of all or a portion of the Crockett Property to a third party (unaffiliated with Ginn) including Florida Gulf Coast University (“FGCU”), up to 100% of the sales proceeds (net of reasonable third party costs of sale not to exceed $500,000.00) will be applied in the following order to pay:

(i)	the accrued or unpaid interest on the Crockett Note;

(ii)	the principal balance of the Crockett Note; and

(iii)	the remaining unpaid Alico West Purchase Price (even if Ginn’s option to purchase the Alico West Property has been terminated).

The amount paid under (iii) above shall be applied pro-rata to reduce the amount of the remaining Take-Down Payments for the Alico West Property. All sales of the Crockett Property by Crockett are subject to Alico’s prior written consent or approval, which shall not be unreasonably withheld, conditioned or delayed, until the Crockett Note and Crockett Mortgage have been paid in full and until all Take Down Payments and other sums payable to Alico pursuant to this Agreement have been paid in full.

f.	Development and Release Requirements. The Crockett Property shall not be released from the Crockett Mortgage, other than for a condemnation, a purchase under threat of condemnation which has been consented to by Alico or one of the other specific types of sales referred to above which has been consented to by Alico (each a “Planned Release”), unless the requirements of this section have been satisfied.

(i)	Site and other development work on the Crockett Property shall only be done in accordance with a site plan which has been approved by Alico in its reasonable discretion and which has obtained all necessary governmental approvals including the recording of a plat for the development of the Crockett Property and all applicable bonds and other reasonable safeguards required by Alico have been complied with by Crockett.

(ii)	No further mortgage, lien or encumbrance shall be placed on the unreleased portion of the Crockett Property by Crockett.

(iii)	The size and configuration of any proposed land release (individually referred to as a “Release Area” or, if more than one, “Release Areas”) shall be subject to the approval of Alico, not to be unreasonably withheld, conditioned or delayed and shall be part of a site plan for the Crockett Property which has been approved by Alico and such approval shall not be unreasonably withheld, conditioned or delayed. The Crockett Property shall not be eligible for release, except for the Planned Releases, until after the first principal payment on the Crockett Note has been made and then only in the Release Area designated as the first release (“Release Area I”). The Release Area designated as the second release (“Release Area II”) shall only be released after the second principal payment has been made on the Crockett Note, and the Release Area designated as the third release (“Release Area III”) shall only be released after the third principal payment has been made on the Crockett Note and the remainder of the Crockett Property (“Release Area IV”) shall only be released after the fourth principal payment has been made on the Crockett Note. However, the parties also agree that except for the Planned Releases, it is their intent that the provisions of this Agreement are to secure overall payments as contemplated not only by the Crockett Note but also payment of the Alico West Purchase Price; therefore, except for the Planned Releases, Alico shall not be required to provide releases or satisfy the Crockett Mortgage until all payments pursuant to the Crockett Note have been paid and all payments contemplated to be paid for the Alico West Property by this Agreement (even if the “Alico West Option” [as that term is hereinafter defined] is terminated) have been paid, except that areas within an eligible Release Area which has “All Governmental Approvals” (as that term is hereinafter defined) will only be released to an individual residential purchaser or a developer that has no relationship to Crockett or Ginn that is buying a particular lot or a group of lots; provided that the Crockett Note and Crockett Mortgage are in good standing and the Alico West Option is in good standing or all payments thereunder have been paid, thereby terminating Ginn’s and Crockett’s financial obligations to Alico as to the Crockett Property and the Alico West Property. The criteria for Release Area I, Release Area II, Release Area III and Release Area IV shall be that the Crockett Property has been divided into roughly four one-quarter portions of the Crockett Property and each Release Area will have not more than one-quarter of the total density allocated to the Crockett Property. For example, if there are 200 units on the Crockett Property, not more than 50 of those units may be developed in Release Area I, subject to the additional provision that a single family home shall be counted the same as two multi-family units and a town house unit shall be counted the same as 1.25 multi-family units. Therefore, if there were 200 units allowed and 100 of those units were going to be single family units, a Release Area could not encompass more than a combination of 25 single family homes and 25 multi-family homes, or, if only single family homes are being constructed, 37 single family homes or, if only multi-family units are being constructed, up to 75 multi-family units, or the applicable combination of both or another combination which does not exceed these limitations. A Declaration of Covenants and Restrictions to enforce this requirement will be placed on the Property solely for the benefit of Alico, its successors and assigns, which will be released after all of the obligations to Alico have been paid for on the Crockett Property and the Alico West Property. After half of the principal has been paid on the Crockett Note, the density in Release Area I and Release Area II shall be combined and the same shall apply to Release Area III after 75% of the principal of the Crockett Note has been paid.

g.	Title Insurance. At the Crockett Closing, the Hendry Law Firm or Alico’s counsel shall cause a title insurance commitment (“Commitment”) issued by Stewart Title Guaranty Insurance Company or such other major title insurance company that may be reasonably acceptable to Crockett (“Title Company”), which Commitment shall be marked up (“Marked Up Crockett Commitment”) to delete the requirements and all exceptions, except the “Permitted Crockett Exceptions” (as hereinafter defined) whereby the Title Company agrees to issue an ALTA owner’s policy of title insurance (“Title Policy”) to Crockett in the amount of $12,010,000.00 insuring good and marketable fee simple title to the Crockett Property, subject only to those matters listed on Exhibit “C”, which is attached hereto and made part hereof, and other matters acceptable to Crockett, which exceptions will include any items shown by an accurate survey of the Crockett Property (collectively “Permitted Crockett Exceptions”).

h.	Inspection. Crockett acknowledges that it had an opportunity to examine the Crockett Property and that the Crockett Property is being sold in its “AS IS” and “WHERE IS” condition without warranty or representation except as expressly set forth in this Agreement.

i.	Mutual Agreement. The transaction contemplated by this Agreement has been negotiated between Crockett and Alico. This Agreement reflects the mutual agreement of Crockett and Alico and Crockett has conducted its own independent examination of the Property. Except as stated in this Agreement, Crockett has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Alico or any of Alico’s agents or representatives, and hereby acknowledges that no such representations have been made. Alico specifically disclaims, and neither it nor any other person is making, any representation, warranty or assurance whatsoever to Crockett and no warranties or representations of any kind or character, either express or implied, are made by Alico or relied upon by Crockett with respect to the status of title to (except as specifically set forth in this Agreement) or the maintenance, repair, condition, design or marketability of the Crockett Property, or any portion thereof, including but not limited to (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, (c) any rights of Crockett under appropriate statutes to claim diminution of consideration, (d) the financial condition or prospects of the Crockett Property, and (e) the compliance or lack thereof of the Crockett Property with governmental regulations except as expressly set forth in this Agreement, it being the express intention of Alico and Crockett that, except as expressly set forth in this Agreement or any of the documents executed pursuant hereto, the Property will be conveyed and transferred to Crockett in its present condition and state, “AS IS” and “WHERE IS”, with all faults.

Crockett represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Crockett’s consultants in purchasing the Property except for the representations, warranties and covenants expressly set forth in this Agreement, if any. Crockett acknowledges and agrees that it has conducted such inspections, investigations and other independent examinations of the Crockett Property and related matters, including, but not limited to, the physical and environmental conditions thereof, and will rely upon same and not upon any officer, director, employee, agent or attorney of Alico. Crockett acknowledges that all information obtained by Crockett will be obtained from a variety of sources and Alico will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the due diligence items or other such information heretofore or hereafter furnished to Crockett. Upon Closing, Crockett will assume the risk of adverse matters, including, but not limited to, adverse physical and environmental conditions may not have been revealed by Crockett’s inspections and investigations (this shall not modify Alico’s obligations pursuant to Paragraph IV.i. Crockett acknowledges and agrees that upon Closing, Alico will sell and convey to Crockett and Crockett will accept the Property, “AS IS”, “WHERE IS”, with all faults except as otherwise set forth in this Agreement or any documents executed pursuant to this Agreement. Crockett further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Crockett Property, by Alico, any agent of Alico or any third party. Alico is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Crockett Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Crockett acknowledges that the Purchase Price reflects the “AS IS”, “WHERE IS” nature of this sale and any faults of the Crockett Property. Crockett, with Crockett’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Crockett acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Alico would not have agreed to sell the Property to Crockett for the Purchase Price without the disclaimers and other agreements set forth in this Agreement.

j.	Default. In the event of a material default by Crockett hereunder or pursuant to the terms of the Crockett Note or Crockett Mortgage not cured by Crockett within thirty (30) days after written notice thereof to Crockett as to non-monetary defaults and five (5) business days notice and opportunity to cure in the event of a default due to Crockett’s failure to timely pay any interest or principal payment or other payment due under the Crockett Note, the Crockett Mortgage or this Agreement, Alico shall have all the rights set forth in this Agreement and in the Crockett Note and Crockett Mortgage,

including, but not limited to, the right to terminate any rights which Ginn has pursuant to the “Ginn West Option” (as hereinafter defined), subject to the terms of Paragraph IV.l.(ii), and Alico acknowledges that Crockett shall not have personal liability for payment of the Crockett Note and the Crockett Mortgage except for waste which Crockett causes or allows to be caused to the Crockett Property. For the purposes of this Agreement, the Crockett Note and Crockett Mortgage, in addition to physical waste, waste includes any failure of Crockett to transfer money or other item(s) of value obtained from the condemnation, sale or other transfer of all or a portion of the Crockett Property and required to be paid to Alico pursuant to this Agreement or any other document executed pursuant to this Agreement. If Alico should default with respect to any of its obligations under Section III of this Agreement, after the same notice and cure periods are given as set forth in the beginning of this Paragraph j., Crockett shall have the right of specific performance of Alico’s obligations to Crockett pursuant to Section III of this Agreement, which shall be the only remedy available to Crockett.

k.	Insurance. Crockett shall carry at least $5,000,000.00 liability insurance on the Crockett Property also naming Alico as an additional insured until the Crockett Mortgage has been fully satisfied as contemplated by this Agreement and the Crockett Mortgage, which insurance shall not be canceled without at least ten (10) days written notice to Alico.

l.	Prorations. The following adjustments shall be made between Alico and Crockett and shall be prorated as applicable on a per diem basis as of September 28, 2006:

(i)	Accrued general real estate taxes shall be prorated on a per acre basis as of September 28, 2006, or for the full amount of the Crockett Property if a separate tax bill exists for the Crockett Property at the Crockett Closing. Alico shall pay or have paid all real estate tax bills which are due and payable on the actual date of transfer and shall furnish evidence of such payment to Crockett and the Title Company or same shall be paid as part of the Crockett Closing;

(ii)	Special Assessments which are confirmed or become a lien prior to September 28, 2006, shall be credited to Crockett at the Crockett Closing. Crockett shall receive no credit for Special Assessments which are pending after September 28, 2006. If upon the availability of tax information for calendar year 2006 this proration has resulted in a malapportionment of ad valorem taxes, Alico and Crockett agree to make an adjustment among themselves with any deficiency being paid within thirty (30) days after written notice by the other party; and

(iii)	In the event of any omission or mathematical error on the closing statement, or if the prorations, apportionments, and computations shall prove to be incorrect for any reason, the same shall be adjusted when determined and the appropriate party paid any monies owed. Any such readjustment shall be paid within thirty (30) days after written notice from the other party. Alico East Purchaser may have paid some 2005 and/or 2006 real estate taxes as to the Crockett Property and the Alico West Property which Alico should have paid, if applicable, upon receipt of notice and reasonable documentation within thirty (30) days of such notice and documentation, Alico shall reimburse Alico East Purchaser for such real estate taxes.

m.	Closing Costs. Crockett shall be responsible for payment of recording costs of the special warranty deed and the costs of documentary stamps and intangible tax on the Crockett Note and Crockett Mortgage. Alico shall be responsible for the payment of the documentary stamps on the special warranty deed, the costs of the Commitment and the costs at the promulgated rate for the Title Policy and for a mortgagee policy to Alico for the Crockett Mortgage. Each party shall be responsible to pay any brokerage commissions which are each party’s obligation. Each party shall be responsible for the payment of its own legal fees, except as otherwise provided in this Agreement.

n.	Closing. Simultaneously with the execution of this Agreement, Alico shall execute and deliver to Crockett, or obtain from Crockett as applicable, the following with respect to the Crockett Property (“Crockett Closing”):

(i)	Special Warranty Deed for the Crockett Property and the Crockett Easement;

(ii)	An owner’s gap and Construction Lien Affidavit;

(iii)	An owner’s affidavit for the Crockett Property;

(iv)	A Non-Foreign Affidavit in a form reasonably acceptable to Crockett;

(v)	Evidence of Alico’s formation, existence and authority to sell and convey the Crockett Property;

(vi)	Crockett shall deliver the duly executed Crockett Note and Crockett Mortgage as well as evidence of Crockett’s formation, existence and authority to purchase and mortgage the Crockett Property;

(vii)	Crockett and Alico shall each execute counterpart closing statements in the customary form together with such other documents as are reasonably necessary to consummate the Closing;

(viii)	Crockett shall pay the cash portion of the Crockett Purchase Price, as adjusted for prorations and credits, by wire transfer to “Escrow Agent”, which shall be the Title Company, or its agent, or such other party as mutually agreed to by the parties;

(ix)	Alico shall cause the Title Company to issue the Marked Up Crockett Commitment to Crockett; and

(x)	Alico shall deliver exclusive possession of the Crockett Property to Crockett subject to the Permitted Crockett Exceptions.

o.	Brokers. Crockett shall be responsible for the brokerage commission due to Florida Real Estate Consultants, Inc., (Lauren Davis), if any, pursuant to a separate agreement. If a claim for brokerage in connection with this transaction is made by any other broker, salesmen or finder claiming to have dealt by, through, or on behalf of one of the parties hereto (“Indemnitor”), Indemnitor shall indemnify, defend and hold harmless the other party hereunder (“Indemnitee”) and Indemnitee’s officers, directors, agents and representatives, from and against any and all liabilities, damages, claims, costs, fees and expenses whatsoever, including reasonable attorney’s fees and court costs through all trial and appellate levels with respect to such claim for brokerage commission.

p.	Assignability. Crockett shall not have the right to assign its rights under this Agreement without first obtaining Alico’s prior written consent, which consent may be withheld in Alico’s sole and absolute discretion, provided that Crockett may assign its rights under this Agreement with Alico’s approval of the completed form of assignment, which shall not be unreasonably withheld, conditioned or delayed, to any entity affiliated with Crockett, and, as part of such assignment, such new entity shall assume all obligations of this Agreement, the Crockett Note and the Crockett Mortgage. If an assignment is approved, such assignee, for purposes of this Agreement, shall be referred to as Crockett.

q.	Assignment of Crockett Rights to Alico. If Crockett loses title to the Crockett Property through foreclosure, by deed in lieu of foreclosure or by other agreement, Crockett shall be obligated to assign any rights under any agreements, permits, etc., which it has relating to the Crockett Property (“Crockett Assignment”) to Alico and Alico shall have the right to enforce such assignment of rights, which may be governmental or other rights relating to the Crockett Property. Crockett shall have personal liability for any failure to fulfill the Crockett Assignment obligation.

r.	Seller’s Representations and Warranties Regarding Crockett Property. Seller represents and warrants to the best of Seller’s knowledge and belief the following as of the date of execution of this Agreement:

(i)	Seller is the owner of fee simple title to the Crockett Property, subject to the Permitted Crockett Exceptions;

(ii)	There are no condemnation or eminent domain proceedings pending, or to the best of Seller’s knowledge, contemplated against the Crockett Property, or any part thereof, except as otherwise discussed in this Agreement, and Seller has received no notice of the desire of any public authority or other entity to make or use the Crockett Property or any part thereof;

(iii)	To the best of Seller’s knowledge, there are no threatened or pending suits or proceedings before any court, administrative agency, or other governmental instrumentality against or affecting Seller or any part of the Crockett Property which (a) do or could affect ownership, operation, use or occupancy of the Crockett Property, or any part thereof; or (b) do or could prohibit or make unlawful the consummation of the transaction contemplated by this Agreement, or render Seller unable to consummate the same;

(iv)	Seller has received no notice of, and to its knowledge there is no violation of any law, regulation, ordinance, order, restrictive covenant, or other requirement affecting the Crockett Property;

(v)	Seller has no knowledge of any unrecorded easements, restrictions or encumbrances affecting all or any portion of the Crockett Property;

(vi)	The consummation of the transactions contemplated hereunder will not violate or result in a breach of or constitute a default under any provision of any contract, lien, instrument, order, judgment, decree, ordinance, regulation, condominium declaration, or other restriction of any kind to which Seller or the Crockett Property is bound or affected;

(vii)	No representation or warranty by Seller in this Agreement or in any instrument, certificate or written statement prepared by Alico pursuant to this Agreement and furnished to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading;

(viii)	There are no mechanics’ or materialmens’ lien rights against the Crockett Property, and if subsequent to the Crockett Closing hereunder, any mechanics’ or other liens shall be filed against the Crockett Property as a result of any actions by or on behalf of the Seller, Seller shall take such action, within thirty (30) days after the filing thereof, by bonding, deposit, payment or otherwise, in order to remove, transfer or satisfy such lien of record against the Crockett Property, at Seller’s sole cost and expense;

(ix)	There are no adverse parties in possession of the Crockett Property, or any part thereof and there are no parties in possession thereof except Seller and those referred to in the Permitted Crockett Exceptions;

(x)	There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Crockett Property;

(xi)	There are no contracts or other obligations outstanding for the sale, exchange or other transfer of the Crockett Property, or any portion thereof;

(xii)	Alico has not received any notice of any violation of any environmental laws, rules, regulations or orders with respect to the Crockett Property;

(xiii)	Alico shall not allow any of the governmental rights relating to the Crockett Property to be transferred from the Crockett Property except as contemplated by this Agreement or otherwise agreed to by Crockett; and

(xiv)	To the “best of Seller’s knowledge and belief” in this Paragraph III.r. means the actual knowledge of John R. Alexander and/or Michael D. Rosen.

Crockett acknowledges that any representations or warranties that Crockett is aware are untrue as of the time of Closing, if Crockett closes, Crockett shall have waived such representations and warranties. The parties also agree that the representations and warranties contained in this Paragraph III.r. shall only survive for a period of one (1) year after the Crockett Closing.

s.	Seller’s Covenants Regarding Crockett Property.

Seller’s covenants regarding the Crockett Property, until such time as Crockett’s right to the Crockett Property are terminated:

(i)	Alico shall not remove or allow any removal of materials from the Crockett Property, including, without limitation, soil, sand, or rock, except as allowed by the Permitted Crockett Exceptions or as part of the “Environmental Plan” (as that term is hereinafter defined); and

(ii)	Alico shall not transfer or allow any of the governmental rights relating to the Crockett Property to be transferred from the Crockett Property except as contemplated by this Agreement or otherwise agreed to by Crockett.

IV. Alico West.

a.	Ginn West Option. Alico hereby grants and conveys to Ginn an option to purchase (hereafter, the “Ginn West Option”) the approximately 972 acres of property which is more particularly described on Exhibit “D” which is attached hereto and made a part hereof and referred to as the “Alico West Property” for the term set forth in Paragraph IV.t. hereof. The Ginn West Option shall permit Ginn to acquire the Alico West Property in four (4) “Take-Down Parcels”, which are described in Paragraph l.(i) below, and are referred to as “Take Down Parcel” or “Take-Down Parcels”. During the term of the Ginn West Option Alico shall not be permitted to sell, mortgage, lease or otherwise convey, or enter into any contract or option to lease, sell or otherwise convey, any interest in the Alico West Property, voluntarily or involuntarily, to any party, except for the transfers or conveyances contemplated by this Agreement, or of any condemnation action even if not contemplated by this Agreement. During the term of the Ginn West Option, Alico shall continue to own the remaining Alico West Property free and clear of all liens and encumbrances except for the “Permitted West Exceptions” (as that term is hereinafter defined), provided, however, (i) Alico shall not be permitted to amend, modify, extend or renew the existing lease agreement with Rinker Materials of Florida, Inc. (the “Rinker Lease”) without Ginn’s prior written consent, which may be granted or withheld in Ginn’s sole discretion and (ii) Alico shall have the right to mortgage the Alico West Property, subject to obtaining Ginn’s prior consent and approval, which shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing any mortgage must be subordinate to the Ginn West Option and provide for a release of each of the Take-Down Parcels upon payment of the applicable “Take-Down Payments” as long as the Ginn West Option exists. In no event shall Alico be permitted to mortgage or otherwise encumber any Take-Down Parcel following payment of the applicable Take-Down Payment in the event title has not been transferred to Ginn pursuant to Section IV.l.(ii) hereof unless and until Alico has repaid such Take-Down Payments to Ginn pursuant to the terms thereof.

b.	Memorandum of Ginn West Option. A memorandum of the Ginn West Option shall be executed by the parties after the payment of the first “Extension Fee” or the payment of one “Take-Down Payment” (as those terms are hereinafter defined) and Ginn shall have the right to record it in the Public Records in Lee County, Florida, subject to the terms and conditions of this Agreement. Ginn shall not record this Agreement or any memorandum or notice thereof or reference hereto in the Public Records of Lee County, Florida, or any other County in the State of Florida, except for the above-referenced Memorandum of the Ginn West Option which may be recorded as indicated in the first sentence of this Paragraph IV.b. Any other recording or attempt to record in violation of this provision by Ginn shall constitute an immediate default under this Agreement by Ginn, which default cannot be cured by Ginn.

c.	Closing Dates. Subject to the “Extensions”, as provided in Paragraph f.(iii) below and Paragraph i. below, the closings of the purchases of the four (4) Take-Down Parcels shall occur as follows: Take-Down Parcel 1 - September 28, 2007; Take-Down Parcel 2 - September 28, 2008; Take-Down Parcel 3 - September 28, 2009, and Take-Down Parcel 4 - September 28, 2010 (each closing hereinafter referred to as a “Take-Down Closing” or “Closing”, and the time for such Closing or Closings shall be referred to as “Closing Date(s)”).

d.	Earnest Money. The $100,000.00 currently held as an earnest money deposit under the Existing West Contract, will be applied to the “Option Payment” (as that term is hereinafter defined) due to Seller upon the execution of this Agreement and Ginn and Alico hereby direct the Hendry Law Firm, P.A. to transfer such funds to Alico upon execution of this Agreement and all interest earned thereon, if any, to Ginn.

e.	Purchase Price for West Property. The purchase price for the Alico West Property shall be $63,500,985.00 (“Alico West Purchase Price”) ($75,510,985.00 less the $12,010,000.00 allocated to the Crockett Property) and shall be allocated to the Take-Down Parcels as provided below.

f.	Payment Of Purchase Price.

(i)	$3,175,049.25 (less the $100,000.00 earnest money deposit referred to in Paragraph d. above) shall be paid upon the execution of this Agreement as a non-refundable option payment (“Option Payment”). The only event in which the Option Payment would be refunded is in the event of an uncured Seller default. The Option Payment shall be applied equally to reduce the amount of the Purchase Price for Take-Down Parcel 3 and Take-Down Parcel 4 (a $1,587,524.63 credit against the “Take-Down Payment” [as hereinafter defined] of each of Take Down Parcel 3 and Take-Down Parcel 4).

(ii)	The balance of $60,325,935.75 is to be paid in four (4) Take-Down Payments (“Take-Down Payments”) paid at each of the Take-Down Closings. The first two (2) Take-Down Payments will each be in the amount of $15,875,246.25 and the third and fourth Take-Down Payments will each be in the amount of $14,287,721.62 ($15,875,246.25 - 1,587,524.63 [one-half credit from the Option Payment] = $14,287,721.62). All Take-Down Payments are subject to pro-rations and credits.

In addition to the foregoing payments, unless the scheduled principal payments on the Crockett Note, meaning the first scheduled principal payment of the Crockett Note has been paid before the first Take-Down Payment, and the second principal payment on the Crockett Note has been paid prior to the second Take-Down Payment and the same for each of the subsequent Take-Down Payments have already been paid, the Purchaser shall pay or cause Crockett to pay concurrently with each Take-Down Payment an amount equal to the unpaid balance of the Crockett Note, divided by the number of remaining Take-Down Payments, including the Take-Down Payment being made concurrently with the special principal payment being made on the Crockett Note. See the text and examples in Section III, Paragraph a.(i).

(iii)	Purchaser may elect to extend any or all of the Closing Dates and the corresponding Take-Down Payments by twelve months, up to four times (“Extensions”), by payment of an extension fee (“Extension Fee”) for each of the first two (2) Extensions equal to 6% of the remaining unpaid balance of the Alico West Purchase Price and by the payment of an Extension Fee for each of the remaining two (2) Extensions equal to the greater of 6% or 90 day LIBOR plus 125 bps as of five (5) business days prior to the date of payment of such Extension Fee, multiplied by the remaining unpaid principal balance of the Alico West Purchase Price at such time. Each Extension Fee must be paid on or before the applicable Take-Down Closing Dates. Ginn shall never be entitled to have more than four (4) Extensions. Notwithstanding any such Extensions, the last Closing Date shall occur on or before September 28, 2014.

(iv)	Purchaser may elect to accelerate any Closing Date and the corresponding Take-Down Payment without accelerating the other subsequent Closing Dates and Take-Down Payments.

(v)	Purchaser shall reimburse Seller for all real estate taxes and similar charges on the Alico West Property from September 28, 2006 forward within thirty (30) days of request by Alico, Alico shall pay such real estate taxes and similar charges at the time to receive the maximum discount and if Alico does not obtain such maximum discount, Ginn shall only be required to reimburse the amount which would have been paid if Alico paid in time to receive the maximum discount. Upon Purchaser’s request, Seller shall appeal any real estate tax assessments at Purchaser’s cost and provided Purchaser provides adequate security for same, subject to Seller’s approval of such appeal, not to be unreasonably withheld, conditioned or delayed.

g.	Condemnation Awards, Sale to FGCU or to a Third-Party. The parties anticipate that during the term of the Ginn West Option, portions of the Alico West Property may be subject to condemnation or sales in lieu of condemnation or all or a portion of the Alico West Property may be sold to FGCU or to a third-party unaffiliated with Ginn or Crockett. In any of such events, the Seller and Purchaser have agreed that up to 100% of the proceeds, net of the Purchaser’s reasonable third party costs (not to exceed $500,000.00) of obtaining such proceeds or consummating such sale, will be applied as follows to pay:

(i)	the Take-Down Payment(s) for the Take-Down Parcel(s) that contains the property that is being sold, taken by condemnation or otherwise transferred;

(ii)	remaining balance of the Alico West Purchase Price applied pro-rata to the Take-Down Payments for the other Take-Down Parcel(s) which Alico still owns until paid in full;

(iii)	the accrued but unpaid interest on the Crockett Note; and

(iv)	the unpaid balance of the Crockett Note.

The foregoing payments and application of the payments shall be binding upon the Seller and the Purchaser, whether such amounts are paid directly to the Seller or paid to the Purchaser and then to the Seller.

Upon payment of 100% of the Alico West Purchase Price and all the principal and interest on the Crockett Note, Alico shall immediately convey all of the Alico West Property to Purchaser, less and except, those portions previously conveyed to the Purchaser, any condemning authority, or Florida Gulf Coast University or any other third-party buyer pursuant to this Agreement and cancel of record the Crockett Mortgage.

h.	Potential Restructuring of Golf Course and Easement for Potential Condemnation. The parties acknowledge that there is a substantial possibility that a portion of the Eastern edge of the Alico West Property may be taken or otherwise conveyed as contemplated by this Agreement for the construction of the extension of CR-951 or some other designated similar road in that location. The parties acknowledge and agree that this will have a material adverse impact on the Alico West Property and the “Agreed Site Plan” (as hereinafter defined). In order to minimize this negative impact the parties agree that in order to preserve as many as possible of the single family lots and other lots which are contemplated which would be impacted by this road that they shall use all reasonable efforts to redesign the golf course to the degree necessary so that the lots which are parallel to the CR-951 extension can be moved westward to replace the area lost for CR-951 right-of-way to be able to maintain a substantial portion of such lots, realizing that some lots will have to be lost but the intent would be to work towards saving as many good quality lots as possible and to modify the design of the golf course to deal with this issue and the related access road to comply with all governmental requirements. At a minimum, if lots cannot be designed in all locations with the appropriate access, that an easement for access along this area shall be granted over the golf course property and/or over what was the lots to serve access to the remaining lots to the south to have access back up to the internal roads which ultimately access to Alico Road and to the “Golf Course and Clubhouse Property” (as hereinafter defined). The parties shall work together in good faith to modify the Agreed Site Plan to accomplish this goal in the best way possible to maintain the greatest overall value of the Alico West Property.

i.	Environmental. Ginn has provided to Alico a report of certain environmental matters which are more particularly described on Exhibit “E” (which is attached hereto and made a part hereof which Alico is responsible for curing to the extent required). On or before March 31, 2007, Alico will prepare and submit to Ginn a plan with respect to resolving such environmental matters including without limitation the testing of soils and groundwater and any remediation and/or ongoing monitoring that may be necessary or appropriate based upon the results of such testing and issuance of a “no further action letter” from the Florida Department of Environmental Protection (“DEP”) if required by the DEP in order to permit the development and residential occupancy of the affected land, Purchaser acknowledges and agrees that a “no further action letter” may impose monitoring requirements and the results of such monitoring may require further remediation by Purchaser (“Environmental Plan”). If any portion of the Crockett Property is impacted by contamination discovered pursuant to the Environmental Plan, such portions of the Crockett Property shall be included in any remedial action required to be performed pursuant to the Environmental Plan. Ginn shall have the right to review and approve the Environmental Plan, which approval shall not be unreasonably withheld, conditioned or delayed. The parties anticipate that the Environmental Plan will provide Alico with a reasonable period of time, at least until September 28, 2008, in which to implement and complete the requirements of the Environmental Plan, subject to any ongoing monitoring requirements that will not prevent the issuance of a “no further action letter”, with the qualifications described above, by the DEP (hereinafter “Routine Monitoring Requirements”), prior to the time Ginn is acquiring the Take-Down Parcel which is impacted by any of such environmental matters. If any of the requirements of the Environmental Plan have not been completed entirely, subject to Routine Monitoring Requirements, in the opinion of Ardman-Associates, Inc., or another similar environmental testing company hired by Alico which shall be consented to by Ginn, which consent shall not be unreasonably withheld, conditioned or delayed by Ginn, by the time period set forth in the Environmental Plan, Ginn can give Alico thirty (30) days written notice and then proceed to complete the requirements of the Environmental Plan (“Ginn Environmental Election” and all of Ginn’s reasonable out of pocket costs and expenses shall be reimbursed by Alico within thirty (30) days of delivery of an invoice for such costs, together with interest at 12% per annum until paid in full, or at Ginn’s election, such amounts may be credited against the next Take-Down Payment or Extension Fee payment. If Alico has not completed all of the requirements of the Environmental Plan, except for Routine Monitoring Requirements, by September 28, 2009, and Ginn has not made the Ginn Environmental Election, Ginn shall have the right to delay payment of the next Extension Payment on a day for day basis until Alico has completed all remaining requirements of the Environmental Plan, except for any on going monitoring requirements, unless before such time Ginn exercises the Ginn Environmental Election which will for purposes of payment of Extensions be deemed the same as if Alico had completely finished the requirements of the Environmental Plan, except for the on going monitoring requirements, if any. Upon the earlier of Alico completing all requirements of the Environmental Plan or Ginn making the Ginn Environmental Election, the Extension Payment will be due or Ginn will have the obligation to close within thirty (30) days of such completion and all of the corresponding Extension Payments, if applicable, and/or Take-Down Payments, if applicable, shall be extended on the same day for day basis for every day after September 28, 2009, until the requirements of the Environmental Plan have been completed, except for any Routine Monitoring Requirements. This right to complete the Environmental Plan and obtain reimbursement or credits for Ginn’s out of pocket costs or to extend the time for payment of the Extension Fee(s) and/or Take-Down Payment(s) as provided herein shall be Ginn’s sole remedies if

Alico fails to complete the requirements of the Environmental Plan in the time frame required by the Environmental Plan.

j.	Brokers. Ginn shall be responsible for payment of the brokerage commission due to the Florida Real Estate Consultants, Inc., (Lauren Davis), pursuant to a separate agreement. If a claim for brokerage in connection with this transaction is made by any other broker, salesmen or finder claiming to have dealt by, through, or on behalf of one of the parties hereto (such party, the “Indemnitor”), Indemnitor shall indemnify, defend and hold harmless the other party hereunder (“Indemnitee”) and Indemnitee’s officers, directors, agents and representatives, from and against any and all liabilities, damages, claims, costs, fees and expenses whatsoever, including reasonable attorney’s fees and court costs through all trial and appellate levels with respect to such claim for brokerage commission.

k.	Closing Costs. Alico will pay for documentary stamps, owner’s title insurance policies at promulgated rates, the perimeter survey of the Alico West Property and Alico’s attorney’s fees unless otherwise provided in this Agreement. Ginn will pay for its due diligence costs, recording fees on the deed, any financing costs and Purchaser’s attorney’s fees except as otherwise set forth in this Agreement. Each party shall pay the cost of any environmental reports or audits ordered by such party, provided that Alico shall be responsible for payment of all environmental reports, tests, monitoring and remediation required pursuant to the Environmental Plan.

l.	Take-Down Parcels and Development.

(i)	The Take-Down Parcel(s) shall be configured and located as shown on the sketch to be attached to and made a part of this Agreement as Exhibit “F” (the “Take-Down Map”). The Take-Down Parcels shall be acquired in the sequence shown on the Take-Down Map. If the Agreed Site Plan is changed, the Take-Down Map shall also be changed as part of the change in the Agreed Site Plan. For example, if the overall density is reduced, the size of Release Parcels 1 and 2 and the number of units included in each Release Parcel shall be correspondingly reduced. Ginn, at its expense, shall have a boundary survey prepared for each of the Take-Down Parcels in accordance with the Take-Down Map and delivered to Alico at least sixty (60) days prior to the anticipated Take-Down Closing, which survey shall be subject to Alico’s approval, not to be unreasonably withheld or delayed. The Take-Down Parcels shall be configured so that they do not render the remaining Alico West Property still to be acquired impossible or impractical to develop and so that the remaining Alico West Property shall have direct frontage on and access to a public right-of-way.

(ii)	Alico shall convey title to and deliver possession of each Take-Down Parcel on the applicable Closing Dates; provided, however, if “All Governmental Approvals” (as that term is hereinafter defined) have not been obtained, Ginn shall pay the applicable Take-Down Payment on the Closing Date, but Alico shall not be obligated to convey any Take-Down Parcel until after All Governmental Approvals have been obtained unless the conveyance of the Take-Down Parcel is being made pursuant to Paragraph IV.g. hereof. If the Ginn West Option is terminated because of an event of default under this Agreement or the Crockett Note or Crockett Mortgage or because of the failure of Ginn to pay an Extension Fee or to pay a Take-Down Payment after the five (5) business day notice and cure period provided by this Agreement (“Take-Down Payment Extension Payment Termination”), Alico shall be obligated, upon obtaining All Governmental Approvals or such earlier time as Alico may elect, to either (A) pay Ginn the amount which Ginn has paid for Take-Down Payments but not received title to such Take-Down Parcel(s) because such Take-Down Parcels do not have All Governmental Approvals at the time the Take-Down Payment was made without interest or without credit for Extension Fee payments or the Option Payment, or (B) to convey the applicable Take-Down Parcel or Take-Down Parcels to Ginn, subject only to the Permitted West Exceptions (hereafter defined). In the event of any default by Ginn other than a Take-Down Payment Extension Payment Termination, Alico shall have the right of offset of its damages from the payment contemplated by (A) above, or if the conveyance contemplated by (B) above, Ginn shall be obligated to pay the amount of Alico’s damages prior to such conveyance.

m.	Density Limitation Per Take-Down Parcel and Requirements Prior to Conveyance.

As part of the conveyance of the first Take-Down Parcel, a Declaration of Covenants and Restrictions (“Density Limitation Declaration(s)”) shall be placed against that particular Take-Down Parcel. The Density Limitation Declaration shall prohibit more than 25% of the density which has been fully approved by all applicable land use plan amendment(s), zonings, other density determinations, master site plan, South Florida Water Management District permits, recorded master subdivision plat (the “Master Subdivision Plat”) showing spine roads, storm water drainage facilities, water and sanitary sewer and other utilities and common areas including signage areas, development pods and single family lots (but not individual condominiums or townhomes), and DRI, if applicable, which have become final and not subject to any further appeals (collectively referred to as “All Governmental

Approvals”) for the Alico West Property. For example, if All Governmental Approvals have been obtained for the Alico West Property, and All Governmental Approvals allow 800 residential units, then not more than 200 residential units may be developed on an individual Take-Down Parcel, which Density Limitation Declaration shall be solely for the benefit of Alico, its successors and assigns, and shall be terminated after all of the Alico West Property has been acquired by Ginn. For purposes of this density limitation, if All Governmental Approvals permit a combination of single family units, multi-family units and town house units, the value for setting the density limitation of a single family unit (with a lot size of approximately 55’ x 150’) shall be twice the amount of a multi-family unit, and a town house unit shall be 1.25% of the value of a multi-family unit. For the purpose of the following examples assume that All Governmental Approvals permit a total of 300 single family lots, 500 multifamily units and zero town house units. Thus, All Governmental Approvals would permit a total adjusted density value equal to 1,100 ((300 x 2) + 500). As an example, up to 75 single family units and 125 multi-family units could be constructed on the applicable Take-Down Parcel if allowed by All Governmental Approvals and same would not prohibit development consistent with All Governmental Approvals of the remaining Take-Down Parcels which are still owned by Alico. As a further example, if only multi-family units are to be constructed on a Take-Down Parcel and such is permitted by All Governmental Approvals, up to 275 multi-family units could be constructed on the Take-Down Parcel and same would not prohibit development consistent with All Governmental Approvals of the remaining Take-Down Parcels which are still owned by Alico. However, if only single family homes were to be constructed on that Take-Down Parcel and such is permitted by All Governmental Approvals, only 137 single family units could be constructed on that Take-Down Parcel and same would not prohibit development consistent with All Governmental Approvals of the remaining Take-Down Parcels which are still owned by Alico. As a further example, if permitted by All Governmental Approvals, there were going to be 50 single family lots on the Take-Down Parcel, an additional 175 multi-family units could also be constructed on the Take-Down Parcel and same would not prohibit development consistent with All Governmental Approvals of the remaining Take-Down Parcels which are still owned by Alico. These development restrictions created by the Density Limitation Declaration(s) are cumulative to all of the Take-Down Parcels which have been acquired by Ginn, i.e., based upon the assumed approval of 300 single family lots and 500 multi-family units and zero townhouse units, if two (2) Take-Down Parcels have been acquired by Ginn, Ginn would then be allowed to have a total of 100 single family homes and 350 multi-family units, or any other combination with an adjusted density value equal to 550, as long as All Governmental Approvals continue to be complied with as to these Take-Down Parcels and the Take-Down Parcel(s) still owned by Alico. The density is determined only when All Governmental Approvals have been obtained. The Density Limitation Declaration(s) shall also require compliance with the “Agreed Site Plan” (as that term is hereinafter defined). Notwithstanding any provision herein to the contrary (i) the Density Limitation Declaration shall not be applicable to any Take-Down Parcel, or portion thereof, conveyed pursuant to Paragraph IV(g) to FGCU as long as no density is transferred with such sale to FGCU and any such retained density shall be reallocated among the remaining Take-Down Parcels and (ii) the Density Limitation Declaration shall permit Ginn to construct the total number of Lots shown on the Agreed Site Plan for Take-Down Parcel 1 and Take-Down Parcel 2, if All Governmental Approvals permit the development of the Alico West Property substantially in accordance therewith, notwithstanding that such number of Lots may exceed the density limitations set forth herein.

n.	Agreed Site Plan and Development Approvals. Ginn and Alico acknowledge that the agreed site plan which is attached to this Agreement as Exhibit “G” (“Agreed Site Plan”) reflects a desired plan to be obtained for the Alico West Property, and that this Agreed Site Plan has not been approved by the governmental authorities, nor does the present density for such Agreed Site Plan necessarily exist on the Alico West Property and the same is applicable to the Take-Down Map. The parties understand that it is likely that changes to this Agreed Site Plan may have to be made to obtain the approval of all applicable governmental authorities and such changes will likely also require changes to the Take-Down Map and Take-Down Parcels and may require changes to other terms of this Agreement in order for the provisions of this Agreement to function in a feasible manner as intended by the parties. Any material changes to the Agreed Site Plan shall be subject to Alico’s approval, not to be unreasonably withheld or delayed, and, as part of such approval, shall also require a corresponding change of the Take-Down Map and Take-Down Parcels, which Alico agrees to consider in its good faith reasonable discretion. As an example, it shall be reasonable for Alico to withhold its approval and consent if Alico reasonably believes that an approval or consent which is requested to be given will materially impair the value of all or a portion of the Alico West Property which Alico continues to own. If a revised site plan and a revised Take-Down Map are approved by Alico, these shall become the Agreed Site Plan and approved Take-Down Map. Alico shall have no responsibility for obtaining any DRI approval, land use plan amendment, rezoning, site plan approval, plat or other development approvals or permits included in All Governmental Approvals, but Alico shall cooperate with Ginn in obtaining same in accordance with the Agreed Site Plan. Ginn agrees that Alico shall be fully advised of all undertakings with any and all governmental authorities to obtain All Governmental Approvals for development of the Alico West Property and Alico, or representative(s) of Alico, may be present at any meetings and shall be informed of the matters being undertaken on a continuing basis and copied with any correspondence sent by Ginn, or their agents, to or received by Ginn, or their agents, from any governmental authority or other party relating to the development process on an ongoing basis and shall be advised of any upcoming meetings or hearings and a summary report shall be provided to Alico not less often than monthly. Ginn shall promptly respond to any requests for information from Alico relating to the approval process for the Alico West Property and/or negotiations with any governmental authority, FGCU or other matters relating to any condemnation, sale to FGCU, transfer of other rights with any governmental authority relating to the Alico West Property and/or the Crockett Property.

o.	Transfer and Development of Golf Course and Clubhouse Property. After Ginn has acquired the first Take-Down Parcel, the portion of the Alico West Property constituting the area for golf course and clubhouse as depicted on the Agreed Site Plan (hereinafter referred to as the “Golf Course and Clubhouse Property”) will be conveyed to Ginn provided all of the following conditions are met:

(i)	Ginn shall not be in default under this Agreement which has not been cured within any applicable cure period and Crockett shall not be in default pursuant to this Agreement, the Crockett Note and/or Crockett Mortgage which has not been cured within any applicable cure period at the time the release is requested or to be granted.

(ii)	Ginn has entered into construction contracts (“Construction Contracts”) with qualified and reputable licensed general contractors, which in the case of the Clubhouse construction only, shall not be affiliated with Ginn (each, a “Contractor”) for the construction of the “Golf Course” and “Clubhouse” which are to be built on the Golf Course and Clubhouse Property in accordance with plans for the Golf Course and Clubhouse, which plans have been approved by Alico, which approval shall not be unreasonably withheld, delayed or conditioned, and there shall not be material and adverse changes to the plans for the Golf Course and/or Clubhouse without Alico’s consent, which shall not be unreasonably withheld or delayed. Alico acknowledges that for purposes of this Agreement the “Clubhouse” may initially consist of only a “pro shop” if agreed to pursuant to the plan for development of the Golf Course and Clubhouse contemplated by Section IV.o.(xvii) (“Golf Course and Clubhouse Development Plan”) as a temporary clubhouse facility. The Construction Contracts shall only include the Golf Course and Clubhouse which are to be constructed on the Golf Course and Clubhouse Property. Alico shall have the right to review and approve the Construction Contracts and all related construction documents, which approval shall not be unreasonably withheld, conditioned or delayed;

(iii)	The Golf Course and Clubhouse Property to be conveyed shall only include the land necessary for construction and layout of the Golf Course and Clubhouse which are the subject of the above referenced Construction Contract together with the lake areas (“Lake Areas”) shown on the Agreed Site Plan as part of the Golf Course Parcel;

(iv)	Ginn shall have obtained a surety payment and performance bond from a company rated by Best as “A”, or better, and in form and content reasonably satisfactory to Alico, or other financial security reasonably satisfactory to Alico for the work subject to the Construction Contracts in an amount of 100% of the Construction Contract price for the Golf Course and Clubhouse;

(v)	Ginn shall have obtained all of the development and/or building permits necessary for the construction of the Golf Course and Clubhouse which is subject to the Construction Contracts in addition to All Governmental Approvals described in Section IV.m.;

(vi)	At the time of such conveyance, Ginn shall assign to Alico as additional collateral, a security interest in Ginn’s rights under the Construction Contracts and the surety bonds provided that, if there is an “Approved Construction Lender” (as hereinafter defined) Alico’s interest shall be subordinate to the Approved Construction Lender, (such collateral security agreements shall allow Ginn to exercise all rights thereunder as the owner unless there is a default by Ginn pursuant to this Agreement and/or the Construction Contracts not cured within any applicable cure period, in which event Alico, at its sole election, may proceed to enforce, subject to the rights of the Approved Construction Lender, the terms of the surety bonds and/or the Construction Contracts without incurring any liability for payment on same and Ginn shall still be liable for payment pursuant to the Construction Contracts and/or the surety bonds). Alico has to be named as an additional party to receive notice on the Notice(s) of Commencement for the Golf Course and Clubhouse. Ginn shall within ten (10) days notify Alico of any mechanics’ lien or similar lien filed and Ginn shall be responsible for bonding or otherwise removing any mechanics’ lien or similar lien from the Golf Course and Clubhouse Property within thirty (30) days of such lien being filed;

(vii)	The Golf Course and Clubhouse Property and the Golf Course and Clubhouse to be constructed are in substantial conformance with the Agreed Site Plan;

(viii)	A Declaration of Covenants, Conditions, Restrictions and Easements (“Golf Course Declaration”) has been executed and will be recorded simultaneously with the transfer of the Golf Course and Clubhouse Property, which includes the Lake Areas, which Golf Course Declaration cannot be amended in any material respect without the consent of Alico, such consent not to be unreasonably withheld, conditioned or delayed. Such Golf Course Declaration shall restrict the use of the Golf Course and Clubhouse Property being conveyed to only be used as a Golf Course, Clubhouse and other specific applicable rights contemplated by this Agreement, such as storm water drainage for the remainder of the Alico West Property into the Lake Areas and potential expansion of lots and easements on the East side of the Alico West Property if necessary and if allowed by All Governmental Approvals because of condemnation or other conveyance for CR-951, and other rights specifically agreed to and contemplated by this Agreement or otherwise agreed to by Alico in its sole and absolute discretion. The Golf Course Declaration shall also create access easements across portions of the Take-Down Parcels to the extent necessary to permit vehicular and pedestrian ingress and egress to and from the Golf Course and Clubhouse and the Take-Down Parcels if not all ready provided by the Master Subdivision Plat. The Golf Course Declaration shall also provide for play on the Golf Course when it is completed and use of the Clubhouse when completed by all owners of lots and/or units in the Alico West Property which continue to be owned by Alico or its successors, assigns and/or grantees other than Ginn, provided such owners purchase memberships for use of the Golf Course and Clubhouse (which Ginn shall make available to such owners) under the same terms and basis as owners of lots and/or units in the Take-Down Parcels which have been conveyed to Ginn, its successors and/or assigns and their grantees. All owners of lots and/or units in the Alico West Property which continue to be owned by Alico, or its successors or assigns and/or grantees other than Ginn, shall have the right to use the Lake Areas as long as same is in compliance with all applicable governmental requirements and restrictions and the Permitted West Exceptions. The Golf Course Declaration shall require all owners of Lots or units in the Alico West Property to purchase memberships in the Golf Course and Clubhouse in the event Ginn elects to develop the Golf Course and Clubhouse as a mandatory membership club, the mandatory aspect of becoming a member shall only be applicable if Ginn completes the Golf Course and Clubhouse in accordance with the requirements of this Agreement. The membership documents and membership pricing shall be uniform and non-discriminatory to all owners of lots and units in the Alico West Property, provided that Ginn shall be permitted to include the cost of memberships in the price of lots or units sold by Ginn provided Ginn complies with Paragraph IV.o.(xv) of this Agreement.

(ix)	The Construction Contracts for the Golf Course and Clubhouse shall provide, except for force majeure type delays (i.e., any delays beyond the reasonable control of Ginn), that the Golf Course and Clubhouse shall be completed and open for play and use in accordance with the time frames set forth in the Golf Course and Clubhouse Development Plan (“Completion Date(s)”);

(x)	Evidence of financial ability reasonably satisfactory to Alico to pay for the costs of the Golf Course and Clubhouse in accordance with the Construction Contract and all furniture, fixtures and equipment for both the operation of the Golf Course and Clubhouse and a reasonable contingency. Alico shall be given an opportunity and the necessary back up material to review all of the plans for the Golf Course and Clubhouse which shall be reasonably acceptable to Alico as well as the membership documents, pricing for memberships and other use rights which shall be reasonably acceptable to Alico, all of which approvals shall not be unreasonably withheld, conditioned or delayed;

(xi)	There shall be no financing or other encumbrance on the Golf Course Property which shall be superior to Alico’s rights pursuant to the Golf Course Declaration (i.e., any financing will be subordinate to Alico’s rights and such lender shall be required to agree to same in form and content reasonably satisfactory to Alico if any such financing is to be obtained). If the financing is from an institutional lender reasonably satisfactory to Alico for not more than forty percent (40%) of the cost of the Golf Course and Clubhouse (“Approved Construction Lender”), Alico as part of the subordination agreement from such Approved Construction Lender to Alico, Alico shall agree in form and content reasonable to Alico, to subordinate its security interest in the Construction Contracts and payment and performance bonds and to subordinate “Alico’s Reacquisition Rights” (as that term is hereinafter defined) to such Approved Construction Lender. Alico shall be provided copies of all draw requests made by Ginn related to construction and development of the Golf Course and Clubhouse and responses to same from any lender, Alico may object to same if it appears the Golf Course and/or Clubhouse are not being constructed in accordance with plans previously furnished to Alico and Ginn shall revise such plans to be consistent with those plans previously provided to Alico, or persuade Alico that the revised plans are reasonably acceptable to Alico within twenty (20) days of receiving such notice from Alico, and/or if the costs are exceeding the funds which Ginn has previously evidenced to Alico as being available to construct the Golf Course and Clubhouse, Ginn shall within ten (10) days provide such funds or provide evidence reasonably satisfactory to Alico of the availability of such funds.

(xii)	Ginn shall be personally liable to assure completion of the Golf Course and Clubhouse in the time frame and other requirements set forth in this Agreement and in compliance with the Construction Contract(s);

(xiii)	If easements are necessary over any of the Golf Course and Clubhouse Property for ingress/egress or utilities for any of the Alico West Property owned by Alico, or any successor and/or assign of Alico, or vice versa, such easements for ingress/egress or utilities shall be granted as part of the transaction of the conveyance of the Golf Course and Clubhouse Property and such other rights shall be maintained by Alico so as to assure compliance with the terms of Paragraph IV.h. above. If it is determined after conveyance of the Golf Course and Clubhouse Property to Ginn that additional easements or rights to comply with the provision of Paragraph IV.h. above, such easements or other rights shall also be conveyed by Ginn after the conveyance of the Golf Course and Clubhouse Property to Ginn;

(xiv)	The members and those with use rights as to the Golf Course and Clubhouse shall only be owners and residents within the Alico West Property and, at Ginn’s sole option, owners and residents within the Alico East Property so long as reciprocal privileges are afforded to owners of the Alico West Property at the Alico East Golf Course and Clubhouse, unless Alico’s consent to outside membership and/or use (other than as aforesaid) is obtained from Alico, which may be withheld in Alico’s sole and absolute discretion, as the Golf Course and Clubhouse are intended only to enhance the value of the Alico West Property as a whole, provided, however, FGCU may obtain rights to use the Golf Course if approved by Alico in its reasonable discretion as part of a sale to FGCU;

(xv)	All payments received for the purchase of memberships for the use and/or ownership of the Golf Course and/or Clubhouse or any other right to use the Golf Course and/or Clubhouse shall be placed in escrow (with an escrow agent and pursuant to an escrow agreement reasonably acceptable to Alico) for payment of only costs of constructing the Golf Course and Clubhouse, including all necessary furniture, fixtures and equipment, unless paid to an Approved Construction Lender who is paying for part of the construction costs of the Golf Course and Clubhouse and such Approved Construction Lender is part of the financing which is contemplated and reasonably approved by Alico or unless Purchaser has provided other financial assurances reasonably acceptable to Alico for the payment of such costs;

(xvi)	If (x) any of the major construction milestones set forth in the Golf Course and Clubhouse Development Plan are not achieved by the date set forth therein, subject to extension for any delays beyond the reasonable control of Ginn, and Ginn fails to cure same within ninety (90) days after delivery of written notice thereof from Alico or (y) the Golf Course and Clubhouse have not been completed and open for play and use by the time set forth in the Golf Course and Clubhouse Development Plan, subject to extension for any delays beyond the reasonable control of Ginn, and Ginn fails to cure same using due diligence within one hundred eighty (180) days after delivery of written notice thereof from Alico (each a “Default Completion Date”), Alico shall have the right to require the Golf Course and Clubhouse Property and all improvements located thereon to be conveyed back to Alico (“Alico’s Reacquisition Rights”) by Special Warranty Deed without any additional consideration other than assumption of any outstanding construction and/or equipment financing on the Golf Course and Clubhouse Property owed to the Approved Construction Lender, with only the same title exceptions which were encumbrances on the Golf Course and Clubhouse Property at the time Alico conveyed the Golf Course and Clubhouse Property to Ginn, and such other items as Alico has specifically consented to in writing or have been created by Alico as part of the conveyance of the Golf Course and Clubhouse Property to Ginn or were otherwise contemplated in connection with the development of the Golf Course and Clubhouse Property or the Take-Down Parcels pursuant to the terms of this Agreement or any of the documents entered into pursuant hereto. Alico shall have a mortgage lien or other encumbrance placed against the Golf Course and Clubhouse Property in a form and substance prepared by Alico (which shall be executed and recorded at the time the Golf Course and Clubhouse Property is conveyed to Ginn and will be subordinated in accordance with the requirements of this Agreement to construction and/or equipment financing placed on the Golf Course and Clubhouse Property by the Approved Construction Lender) which shall give

Alico these rights and provide that Alico shall have the right if the Golf Course and Clubhouse Property are not conveyed back to Alico in accordance with the terms of this Agreement within thirty (30) days after notice from Alico if the Golf Course and Clubhouse have not been completed and open for play and use by the Default Completion Date, Alico shall have the right to foreclose and obtain title to the Golf Course and Clubhouse Property pursuant to the procedure for foreclosing a mortgage which is part of Alico’s Reacquisition Rights;

(xvii)	Ginn shall provide a plan including the timing and the method of construction of the Golf Course and Clubhouse, including whether or not the pro-shop shall be used as interim Clubhouse and the time frames and the methods of construction and the timing for the development of the Golf Course and Clubhouse, timing for preparing plans for the Clubhouse if not initially designed and the time for starting construction of the Clubhouse, all of which shall be subject to approval by Alico, which approval shall not be unreasonably withheld, delayed or conditioned (“Golf Course and Clubhouse Development Plan”). Ginn shall complete the Golf Course and Clubhouse in accordance with the Golf Course and Clubhouse Development Plan unless modification of such plan is approved by Alico, which approval shall not be unreasonably withheld, delayed or conditioned; and

(xviii)	The Golf Course Declaration, Alico’s Reacquisition Rights and other requirements set forth in this Section as to the Golf Course and Clubhouse shall terminate when Alico has been paid all sums owed to it for the Alico West Property and pursuant to the Crockett Mortgage and Crockett Note in accordance with the terms of this Agreement, and, if requested at such time, Alico will sign a release or agreement terminating the restrictions and covenants of the Declaration and this Agreement. The restrictions and covenants contained herein are intended only for the benefit of Alico, its successors, assigns and/or grantees other than Ginn. The obligation to terminate these rights and the termination of rights shall not be applicable if Ginn does not acquire all four (4) Take-Down Parcels.

p.	Construction of Roadways, Signage, Utilities, Landscape and Other Infrastructure Within Platted Areas for Roads, Utilities, Signage, Landscaping and Other Infrastructure. As part of obtaining All Governmental Approvals, Purchaser shall obtain Alico’s approval of the Master Subdivision Plat pursuant to Paragraph IV.m. hereof and conforming substantially to the Agreed Site Plan, as may be amended pursuant to this Agreement, not to be unreasonably withheld, conditioned or delayed. Ginn shall also post all necessary bonds and other security to assure construction and completion of the platted improvements as required by all governmental authorities. Easements for the roads and other infrastructure areas within the Master Subdivision Plat shall be dedicated to the master association for the Alico West Property (“Master Association”) with the Master Association having the right and obligation to maintain the platted roads and other infrastructure to the extent same is not dedicated to a franchised or public utility or community development district (the underlying fee ownership shall continue to be owned by the entity which owns the Take-Down Parcel within which such road or other infrastructure is to be located), with easements for ingress/egress and utility service, to all owners within the platted lots and other development areas within the Alico West Property, as well as the Golf Course and Clubhouse. Ginn, when creating the Master Association, shall collaterally assign its rights to control the Master Association, including its rights as declarant, to Alico which rights and all prospective obligations of Ginn thereunder which have been disclosed to Alico in writing; provided, however, it is not intended to release Ginn for any prior negligence or willful misconduct shall be assigned to Alico if the Ginn West Option is terminated in accordance with the terms of this Agreement and Ginn shall be obligated to take any necessary actions to assign such rights to Alico and the documents shall provide that Alico shall have the right to take any necessary actions to have the rights assigned to Alico if requested by Alico within fifteen (15) days after the Ginn West Option has been terminated in accordance with this Agreement. The collateral assignment shall be terminated when Alico no longer owns any property within the Alico West Property, or when the Master Association has to be turned over to the individual unit purchasers by applicable Florida law. Prior to commencing any construction of roads or other infrastructure by Ginn or its contractors or other agents, in addition to obtaining All Governmental Approvals, recording the Master Subdivision Plat and providing the bonding required by the Master Subdivision Plat, Ginn shall meet the following criteria:

(i)	Ginn shall have paid the Take-Down Payment for the Take-Down Parcel 1 and acquired Take-Down Parcel 1;

(ii)	Ginn shall not be in default under this Agreement which has not been cured within any applicable cure period provided herein and Crockett shall not be in default pursuant to this Agreement, the Crockett Note and/or the Crockett Mortgage which has not been cured within any applicable cure period provided therein at the time such construction is to be started;

(iii)	Ginn has entered into a contract (“Infrastructure Contract”) with an appropriate infrastructure contractor who is a duly licensed and reputable contractor (“Infrastructure Contractor”) only for the construction of the roads, utilities, drainage and other common infrastructure within the Alico West Property (“Infrastructure Improvements”) and only within platted areas which are designated for such purposes in accordance with plans for such Infrastructure Improvements which have been approved by Alico, not to be unreasonably withheld, conditioned or delayed, and all applicable governmental agencies and there shall be no material changes to the plans for such Infrastructure Improvements without Alico’s consent, which shall not be unreasonably withheld, conditioned or delayed. Alico shall have the right to review and approve the Infrastructure Contract and all related construction documents, which approvals shall not be unreasonably withheld, conditioned or delayed;

(iv)	Ginn shall have obtained a surety payment and performance bond with a company rated by Best as “A”, or better, and in form and content reasonably satisfactory to Alico and as required by Lee County, Florida (the “County”) for all such Infrastructure Improvements subject to the Infrastructure Contract in the amount of one hundred percent (100%) of the Infrastructure Contract price for such Infrastructure Improvements.

(v)	Ginn shall assign to Alico, or otherwise provide enforcement rights to Alico, if not expressly prohibited by the County, as additional collateral security Ginn’s rights under the Infrastructure Contract and surety bonds. Such collateral and security agreements shall allow Ginn to exercise all rights thereunder as the owner unless there is a default by Ginn pursuant to this Agreement and/or the Infrastructure Contract not cured within any applicable cure period, in which event, Alico, at its sole election, subject to the rights of the County and any institutional construction lender, may proceed to enforce the terms of the surety bonds and/or the Infrastructure Contract without incurring any liability for payment of same, and Ginn shall still be liable for payment pursuant to the Infrastructure Contract and/or surety bonds. Alico shall be named as an additional party to receive notices on the notice of commencement for the Infrastructure Improvements. Ginn shall within ten (10) days after receiving notice of mechanics’ liens or similar liens filed on any of the work for the Infrastructure Improvements notify Alico and Ginn shall be responsible for bonding or otherwise removing any mechanics’ liens or similar liens from any portion of the Alico West Property where Alico is still the underlying fee owner within thirty (30) days of such lien being filed;

(vi)	Construction pursuant to the Infrastructure Contract shall be commenced within the time frame set forth in the plan for construction of the Infrastructure Improvements which have been approved by Alico, which consent shall not be unreasonably withheld, conditioned or delayed and shall be completed with due diligence in order that the Infrastructure Improvements shall be substantially completed, open and available for use within the time frame set forth in the plan for construction of the Infrastructure Improvements which time frame shall be reviewed and approved in Alico’s discretion not to be unreasonably withheld, delayed or conditioned, subject to extension for any delays beyond the reasonable control of Ginn (“Infrastructure Completion Date”);

(vii)	Evidence of financial ability reasonably satisfactory to Alico to pay for the costs of the Infrastructure Improvements in accordance with the Infrastructure Contract. Alico shall be given an opportunity and the necessary backup material to review all the plans relating to the construction of Infrastructure Improvements, which shall be reasonably acceptable to Alico, including the aesthetics of any of such materials which are going to be constructed on areas which are within Release Parcels not yet owned by Ginn. Alico shall be provided with copies of all draw requests made by Ginn related to construction and development of the Infrastructure Improvements and responses to same from any lender. Alico may object to same if it appears that the Infrastructure Improvements are not being constructed substantially in accordance with plans previously furnished to Alico and Ginn shall revise such plans to be consistent with those plans previously provided to Alico, or persuade Alico that the revised plans are reasonably acceptable to Alico within twenty (20) days of receipt of such notice from Alico, and/or if the costs are exceeding the funds which Ginn had previously evidenced to Alico as being available to construct and develop the Infrastructure Improvements, Ginn shall within thirty (30) days provide such funds or provide evidence reasonably satisfactory to Alico of the availability of such funds;

(viii)	Alico’s rights pursuant to this Section shall be subordinate to the rights of the County and any institutional lender providing construction financing for the Infrastructure Improvements and Alico shall enter into a subordination agreement in form and content reasonably satisfactory to Alico if such financing is to be obtained; and

(ix)	Ginn shall be personally liable to assure completion of the Infrastructure Improvements in compliance with the terms of this Agreement and the Infrastructure Contract.

q.	Title Insurance. At closing, the Hendry Law Firm or Alico’s counsel shall cause a title insurance commitment (“West Commitment”) to be issued by

Stewart Title Guaranty Insurance Company or such other major title insurance company that may be reasonably acceptable to Ginn (“West Title Company”),which Commitment shall be marked up at Closing (“Marked Up West Commitment”) to delete the requirements and all exceptions, except the “Permitted West Exceptions” (as hereinafter defined) whereby the West Title Company agrees to issue an ALTA owner’s policy of title insurance (“West Title Policy”) to Ginn in the amount of $63,500,985.00 insuring fee simple title to the Alico West Property, subject only to those matters listed on Exhibit “H”, which is attached hereto and made a part hereof, and other matters acceptable to Ginn, in its sole discretion, which exceptions will include any items shown by an accurate survey of the Alico West Property (collectively “Permitted West Exceptions”). Ginn shall review the West Commitment and shall within thirty (30) days of Ginn’s or Ginn’s counsel’s receipt of the West Commitment, notify Alico in writing (“Title Objection Notice”) of any matters in the West Commitment which are not acceptable to Ginn other than the Permitted West Exceptions which cannot be objected to (“Title Defects”). Any matters shown in the Title Defects which are not objected to by Ginn in its Title Objection Notice shall be deemed acceptable to Ginn and shall become part of the Permitted West Exceptions, provided that in no event shall the Permitted West Exceptions include any encumbrances in violation of Section IV.a. of this Agreement (collectively “Title Defaults”). Upon receipt of the Title Objection Notice, Seller shall use its good faith efforts to cure such Title Defects, without any obligation to institute a proceeding to cure same. In the event that Seller is unable to cure the Title Defects, Title Defaults and mortgages which Seller shall be obligated to have released or satisfied from the proceeds at each Closing unless Seller has satisfied same prior to Closing) within thirty (30) days of the Title Objection Notice (“Title Cure Period”) after good faith efforts to do so, Seller shall notify Purchaser in writing as to which of such Title Defects remain uncured on or before the end of the Title Cure Period and Purchaser shall have ten (10) days following such notice to either (i) elect to accept the title to the Alico West Property subject to the Title Defects without any adjustment to the Alico West Purchase Price provided that Purchaser may withhold from the applicable Take-Down Payment the amount necessary to cure or satisfy any Title Defaults or mortgages (in which event the remaining Title Defects shall be deemed to be Permitted West Exceptions); or (ii) terminate the Ginn West Option by written notice thereof to Seller whereupon the Ginn West Option shall be terminated, and the Option Payment shall be returned to Purchaser and both parties shall be released from their obligations relating to the purchase of the Alico West Property, except for those obligations intended to survive termination of the Ginn West Option. Alico agrees that if it cannot obtain the right for Ginn to dig the canal connection between the North Lake and South Lake as required by the Agreement recorded in Official Records Book 3506, Page 4776, of the Public Records of Lee County, Florida, or have FGCU and Miromar Lakes, LLC, a

Florida limited liability company (“Miromar”) agree that the connection between the North Lake and South Lake does not have to be made, or cause Miromar to dig the connection between the North Lake and the South Lake that Alico shall cause its general partner, Alico, Inc., to create the connection subject to being able to obtain the necessary permits, which it shall use reasonable efforts to obtain. Alico also agrees that it will use reasonable efforts to modify the other Permitted West Exceptions to the extent requested by Purchaser, provided Alico believes such modifications to be reasonable and not detrimental to the Alico West Property, and Alico, in working to modify the Permitted West Exceptions, shall not be required to make payments to other parties or to file any lawsuits or other legal challenges.

r.	Inspection, Access and Insurance. Ginn acknowledges that it has had an opportunity to examine the Alico West Property and that the Alico West Property is being purchased in its “AS IS” and “WHERE IS” condition without warranty or representation except as expressly set forth in this Agreement or any of the documents prepared pursuant to this Agreement. Purchaser shall have access to the Alico West Property during the term of the Ginn West Option to conduct any additional tests, examinations or inspections of the Alico West Property provided all costs and expenses associated with Purchaser’s inspection of the Property shall be at the sole cost of Purchaser and shall be performed in a manner not to unreasonably interfere with the ownership of the Alico West Property. Purchaser shall remove or bond any lien of any type which attaches to the Alico West Property by virtue of any of Ginn’s inspections or activities affecting the Alico West Property. Upon completion of any such inspection, examination or test, Ginn shall reasonably restore any damage to the Alico West Property caused by Ginn’s inspections within twenty (20) days. Ginn hereby indemnifies and holds Alico, Alico’s partners, shareholders or members, as applicable, harmless from all loss, cost or expense, including, but not limited to, attorneys’ fees and court costs resulting from Ginn’s inspections or other activities in connection with the Alico West Property including, without limitation, costs of remediation, restorations, mechanics’ and materialmens’ liens and other losses, costs and expenses arising out of acts or omissions of Ginn’s employees, contractors or agents or its employees; provided that in no event shall Ginn have any liability or responsibility for the remediation of any environmental contamination required pursuant to the Environmental Plan unless Ginn makes the Ginn Environmental Election to complete the Environmental Plan. Ginn will: (i) maintain comprehensive general liability (occurrence) insurance in an amount of not less than FIVE MILLION DOLLARS ($5,000,000.00) covering any accident arising in connection with the presence of Ginn or the other agents of Ginn on the Alico West Property and deliver a certificate of insurance, which names Alico as an additional insured thereunder, verifying such coverage to Alico prior to entry upon the Alico West Property, (ii) promptly pay when due the costs of all entry and inspections, and (iii) restore the Alico West Property substantially to the condition found before any such entry upon the Alico West Property and inspection or examination was undertaken. In the event the Ginn West Option is terminated for any reason, other than default by Alico, Ginn shall provide copies to Alico of all inspection materials and reports obtained by Ginn from third parties in the course of the inspections together with all documents provided to Ginn by Alico, if any. Alico hereby acknowledges that Ginn’s delivery of such third party inspection materials and reports shall be made without representation or warranty by Ginn and Ginn shall assume no liability for the accuracy of any information contained in such materials or reports delivered by Ginn. Except as set forth in Paragraph IV.i. of this Agreement, Alico shall not incur any liability on behalf of Ginn, nor shall Alico be required to remove, remediate, dispose or otherwise deal with any “Hazardous Substances” (as hereinafter defined) or other samples derived from the Alico West Property containing Hazardous Substances which Ginn finds in connection with any investigation it may undertake of the Alico West Property and Ginn releases Alico from any obligation or liability for any Hazardous Substances located on the Alico West Property, except for Alico’s obligations pursuant to Paragraph IV.i hereof. Ginn agrees that in undertaking any inspections, surveys or other activities on the Alico West Property that it will not interfere with any lessee or other person who presently has rights pursuant to Alico, including Rinker, to use the Alico West Property and will not interfere with Alico and its agents and contractors carrying out the Environmental Plan.

s.	Mutual Agreement. The transaction contemplated by this Agreement has been negotiated between Ginn and Alico. This Agreement reflects the mutual agreement of Ginn and Alico and Ginn has conducted its own independent examination of the Alico West Property. Except as stated in this Agreement, Ginn has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Alico or any of Alico’s agents or representatives, and hereby acknowledges that no such representations have been made. Ginn is aware that mining operations have and are taking place on the Alico West Property which created water bodies, slopes of which may be dangerous, created unstable mining spoilage materials which may also be dangerous, as well as creating other potentially hazardous conditions on the Alico West Property. Alico specifically disclaims, and neither it nor any other person is making, any representation, warranty or assurance whatsoever to Ginn and no warranties or representations of any kind or character, either express or implied, are made by Alico or can be relied upon by Ginn with respect to the status of title to (except as specifically set forth in this Agreement or any documents prepared pursuant to this Agreement) or the maintenance, repair, condition, design or marketability of the Alico West Property, or any portion thereof, including, but not limited to, (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, (c) any rights of Ginn under appropriate statutes to claim diminution of consideration, (d) the financial condition or prospects of the Alico West Property, and (e) the compliance or lack thereof of the Alico West Property with governmental regulations, except as expressly set forth in this Agreement, it being the express intention of Alico and Ginn that, except as expressly set forth in this Agreement or any documents prepared pursuant to this Agreement, the Alico West Property will be conveyed and transferred to Ginn in its present condition and state, “AS IS” and “WHERE IS”, with all faults.

Ginn represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Ginn’s consultants in purchasing the Alico West Property, except for the representations expressly set forth in this Agreement, if any. Ginn acknowledges and agrees that it has conducted such inspections, investigations and other independent examinations of the Alico West Property and related matters, including, but not limited to, the physical and environmental conditions thereof, and will rely upon same and not upon any officer, director, employee, agent or attorney of Alico. Ginn acknowledges that all information obtained by Ginn will be obtained from a variety of sources and Alico will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the due diligence items or other such information heretofore or hereafter furnished to Ginn, except for the information and materials provided pursuant to Paragraph IV.i. hereof. Upon Closing, Ginn will assume the risk of adverse matters, including, but not limited to, adverse physical and environmental conditions which may not have been revealed by Ginn’s inspections and investigations, except as provided in Paragraph IV.i. hereof, Ginn acknowledges and agrees that upon Closing, Alico will sell and convey to Ginn and Ginn will accept the Property, “AS IS”, “WHERE IS”, with all faults, except as otherwise set forth in this Agreement or any documents prepared pursuant to this Agreement. Ginn further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Alico West Property, by Alico, any agent of Alico or any third party. Alico is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Alico West Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein or in any documents prepared pursuant to this Agreement. Ginn acknowledges that the Alico West Purchase Price reflects the “AS IS”, “WHERE IS” nature of this sale and any faults of the Alico West Property, except as contemplated by Paragraph IV.i. Ginn, with Ginn’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Ginn acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Alico would not have agreed to sell the Alico West Property to Ginn for the Alico West Purchase Price without the disclaimers and other agreements set forth in this Agreement.

t.	Term of Ginn West Option. The Ginn West Option shall have a term expiring on the last Closing Date set forth in Paragraph IV.c. hereof, subject to extension thereof pursuant to Paragraph IV.f.(iii) hereof, provided that, the Ginn West Option shall automatically terminate if Ginn fails to make an Extension Payment or fails to make a Take-Down Payment within five (5) business days after delivery of written notice from Alico of Ginn’s failure to make such payment on the date due by the terms of this Agreement. The Ginn West Option shall also expire if Ginn and/or Crockett fails to correct any other default after notice and the opportunity to cure set forth in Section IV.u.(i) of this Agreement. There shall be no extensions for the payment of the Extension Payments and/or the Take-Down Payments except for an uncured default by Alico of a material term of this Agreement or as expressly provided in this Agreement. The Memorandum of Option which is to be executed by the parties in accordance with the requirements of this Agreement shall provide the dates when such Extension Fee(s) and/or Take-Down Payments are due, subject to the foregoing extensions. Upon termination of the Ginn West Option pursuant to the terms of this Agreement, Ginn shall provide, if requested by Alico, a written, notarized acknowledgement of the termination of the Ginn West Option. If Ginn fails to provide such acknowledgement, Ginn shall be personally liable for any damages caused to Alico for such failure.

u.	Default.

(i)	In the event of a material non-monetary default by Ginn or Crockett hereunder not cured by Ginn or Crockett within thirty (30) days after written notice thereof to Ginn or Crockett, as the case may be, or if such default is not capable of being cured within such time period but Ginn diligently proceeds to cure such default, then an additional period as necessary to cure such default, not to exceed 90 days, provided however only five (5) business days cure period after written notice shall be applicable in the event of a default due to Ginn’s failure to timely pay an Extension Fee or to pay a Take-Down Payment or to make any other monetary payment. Alico’s sole and exclusive remedy if Ginn fails to pay an Extension Fee or fails to pay a Take-Down Payment shall be to retain the Option Payment as liquidated damages and to terminate any rights which Ginn has to purchase any of the remaining Take-Down Parcels not yet acquired by Ginn pursuant to the Ginn West Option (but in such event Ginn’s rights as to any Take-Down Payment(s) that has been made, shall remain as set forth in Section IV.l.(ii)). Ginn and Alico acknowledge and agree that Alico’s damages in the event of a Take-Down Payment Extension Payment Termination default would be difficult or impossible to ascertain and that such liquidated damages amount constitutes a reasonable estimate of Alico’s damages in the event of such default, and is not a penalty. Notwithstanding the foregoing, in the event of any default by Ginn other than a Take-Down Payment Extension Payment Termination, in addition to the right to terminate the Ginn West Option and Ginn’s right to acquire any future Take-Down Parcels, Alico shall also have the right to take any other actions contemplated by this Agreement, which obligations Ginn shall be personally obligated to perform or pay.

(ii)	In the event of a material default by Alico under this Agreement, which default is not cured by Alico within thirty (30) days after written notice thereof to Seller, and if such default cannot be cured within thirty (30) days, as long as Alico commences to cure such default within such thirty (30) day period and continues thereafter with due diligence to correct such default, Alico shall have an additional time period reasonably necessary to cure such default, not to exceed ninety (90) days, provided however, Alico shall have no right to any additional cure period in the case of Alico’s failure to convey title to any Take-Down Parcel or the Golf Course and Clubhouse Parcel or any failure to satisfy or otherwise cure any Title Defaults or mortgage. In the event that Alico defaults in a material manner and does not cure such default, Ginn’s sole remedies shall be to terminate the Alico West Option and receive a return of the Option Payment or to seek specific performance of Alico’s obligations under this Agreement, provided, however, if Alico wrongfully conveys the Alico West Property in violation of this Agreement to a third party and Ginn is denied the option of seeking specific performance because of such wrongful conveyance, in such event Ginn may seek to recover from Alico its damages, but in no event shall Ginn have the right to seek punitive damages.

v.	Prorations. The following adjustments shall be made between Alico and Ginn:

(i)	There will be no adjustments of real estate taxes or other items similar to real estate taxes as Ginn has agreed to pay all such items from September 28, 2006, forward;

(ii)	Special Assessments which are confirmed or become a lien prior to September 28, 2006, shall be credited to Ginn at the Closing. Ginn shall receive no credit for Special Assessments which are pending after September 28, 2006; and

(iii)	In the event of any omission or mathematical error on the closing statement, or if prorations, if any, apportionments, and computations shall prove to be incorrect for any reason, the same shall be adjusted when determined and the appropriate party paid any monies owed. Any such readjustment shall be paid within thirty (30) days after written notice from the other party.

w.	Closing Costs. Ginn shall be responsible for payment of recording costs of the special warranty deeds. Alico shall be responsible for the payment of the documentary stamps on the special warranty deeds, the costs of the West Commitment and the costs at the promulgated rate for issuing a title policy at each of the Take-Down Closings. Each party shall be responsible to pay any brokerage commissions which are each party’s obligation. Each party shall be responsible for the payment of its own legal fees, except as otherwise provided in this Agreement. Alico shall pay the costs for any boundary survey and Ginn shall pay the costs for any Take-Down Parcel survey or any other survey ordered or requested by Ginn.

x.	Closing. Alico shall execute and deliver to Ginn, or obtain from Ginn as applicable, the following with respect to each of the Take-Down Closings:

(i)	Special Warranty Deed for that Take-Down Parcel;

(ii)	An Owner’s Gap and Construction Lien Affidavit for that Take-Down Parcel;

(iii)	An owner’s affidavit for that Take-Down Parcel;

(iv)	A Non-Foreign Affidavit in a form reasonably acceptable to Ginn;

(v)	Evidence of Alico’s formation, existence and authority to sell and convey that Take-Down Parcel;

(vi)	Ginn shall deliver the Take-Down Payment for that applicable Take-Down Parcel as well as evidence of Ginn’s formation, existence and authority to purchase the Take-Down Parcel;

(vii)	Ginn and Alico shall each execute counterpart closing statements in the customary form together with such other documents as are reasonably necessary to consummate the Closing of that Take-Down Parcel;

(viii)	Ginn shall deliver the Density Limitation Declaration;

(ix)	Ginn shall pay the net amount due at the applicable Take-Down Closing by wire transfer to “Escrow Agent”, which shall be the West Title Company or its agent, or such other party as mutually agreed to by the parties;

(x)	Ginn and Alico shall execute such other documents as may be required or contemplated by this Agreement;

(xi)	Alico shall cause the West Title Company to issue the Marked Up West Commitment to the applicable Take-Down Parcel;

(xii)	Alico shall deliver to Ginn a general assignment of its interest in All Governmental Approvals for the applicable Take-Down Parcel without assigning All Governmental Approvals as same relates to Take-Down Parcels still owned by Alico; and

(xiii)	Alico shall deliver to Ginn exclusive possession of the applicable Take-Down Parcel subject to the Permitted West Exceptions.

y.	Assignability. Ginn shall not have the right to assign its rights under this Agreement without first obtaining Alico’s prior written consent, which consent may be withheld in Alico’s sole and absolute discretion; provided that Ginn shall be permitted to assign its rights and obligations to any affiliate of Ginn that is acquiring Take-Down Parcel 1 upon the Closing of Take-Down Parcel 1 with Alico’s approval of the completed form of assignment, which shall not be unreasonably withheld, provided such assignee assumes all obligations of Ginn under this Agreement and such assignee has a net worth of at least $10,000,000.00. In such event Ginn shall be released from any liabilities or obligations arising from and after the date of such assignment.

z.	Assignment of Ginn’s Rights to Alico. If Ginn or Crockett default under this Agreement and such default is not cured within the applicable cure period, or the Ginn West Option terminates because Ginn elects not to pay an Extension Fee or a Take-Down Payment, Ginn shall be obligated to assign any rights under any agreements, permits, etc., which it has relating to the Alico West Property and/or the Crockett Property (“Ginn Assignment”), to Alico, for the portions of the Alico West Property which Ginn has not acquired (except as to Ginn’s rights set forth in Section IV.l.(ii) when Ginn has paid the Take-Down Payment and not acquired title to a Take-Down Parcel and Alico shall have the right to enforce such assignment of rights which may include governmental or other rights relating to such portions or all of the Alico West Property which Ginn has not acquired title and/or the Crockett Property. Ginn shall have personal liability for any failure to fulfill this Ginn Assignment obligation.

aa.	Creation of Community Development District for the Alico West Property. Purchase and Seller agree that a Community Development District pursuant to Florida Statutes Chapter 190 (“CDD”) may be established encompassing Take-Down Parcel 1 and the Golf Course and Clubhouse Property upon obtaining All Governmental Approvals. Take-Down Parcels 2, 3 and 4 shall not be initially within the boundaries of the CDD and shall only be added to the CDD after Ginn has acquired the applicable Take-Down Parcel. The Purchaser shall pay all costs of establishing and funding the CDD and the Purchaser shall not be reimbursed for such costs. If and only if, Seller elects to include any portion of the Alico West Property Alico continues to own in the CDD and subject same to CDD assessments, the Seller shall have the right to select a majority of the board of supervisors of the CDD until such time as Seller does not own any of the Alico West Property, or the time period has come when more than a majority on the board of supervisors positions have to be given to individual owner purchasers. No bonds shall be issued by the CDD until after the acquisition of the first Take-Down Parcel and the conditions have been met for the conveyance of the Golf Course and Clubhouse Property. If any funds are paid by the CDD for the acquisition of land within the Alico West Property, such payments shall be paid to Alico which shall be used to reduce pro-rata the remaining balance of the Take-Down Payments. As the Golf Course and Clubhouse Property (other than the Lake Areas) are being only used for the Golf Course and Clubhouse which is only intended to serve the owners within the Alico West Property, the bond indebtedness of the CDD shall not be set up to encumber the Golf Course and Clubhouse Property (other than the Lake Areas) without the express written consent of Alico as long as Alico owns any portion of the Alico West Property or any balance is owed to Alico on the Crockett Note without Alico’s written consent, which consent may be withheld in Alico’s sole and absolute discretion. The bond funds shall not be used to pay salaries or similar type expenses. As Ginn acquires additional Take-Down Parcels, the boundaries of the CDD may be expanded to encompass such Take-Down Parcels and bonds may be issued for such Take-Down Parcels or existing indebtedness may be spread to such Take-Down Parcels after such Take-Down Parcel has been purchased by Ginn.

bb.	Master Association and Neighborhood Associations. It is anticipated that the Master Association will ultimately own the Infrastructure Improvements and be responsible for maintenance of same. The Declaration of Covenants, Conditions and Restrictions for the Master Association (“Master Declaration”) shall not be recorded until after Ginn has acquired the first Take-Down Parcel, and then shall only encompass the portion of the Alico West Property owned by Ginn and easement areas and common areas within portions of the Alico West Property owned by Alico which are dedicated by the Master Subdivision Plat or otherwise, and it shall not encumber the areas which are within any lot and/or development parcel owned by Alico. The Master Declaration, Articles of Incorporation and Bylaws for the Master Association shall be prepared by Ginn and provided to Alico and their counsel for review and comment, which comments and thereafter approval shall not be unreasonably withheld, conditioned or delayed by Alico. The Articles of Incorporation for the Master Association shall be filed when necessary for the Master Association to receive the dedications which would occur from recording of the Master Subdivision Plat which would dedicate certain easements and maintenance obligations to the Master Association for the areas where Infrastructure Improvements are to be constructed as contemplated by this Agreement and the Master Subdivision Plat and the maintenance of such Infrastructure Improvements, and then the Master Declaration would be recorded after Ginn acquires Take-Down Parcel 1. If Ginn does not acquire any or all of the additional Take-Down Parcels after Take-Down Parcel 1 and the Ginn West Option terminates, Alico shall have the right to subject the remaining property that it owns within the Alico West Property to the Master Association and the Master Declaration if Alico chooses. In such event, Ginn shall, at the election of Alico, take all necessary steps to transfer control of the Master Association, and all of Ginn’s rights and prospective obligations which have been disclosed to Alico in writing; provided, however, it is not intended to release Ginn from any prior negligence or willful misconduct, as declarant to Alico, its successors, assigns and/or grantees, pursuant to the Master Declaration and the other Master Association documents. In addition, without such transfer of control, Alico, its successors, assigns and/or grantees other than Ginn, shall have the right to use the Master Association’s facilities as long as Alico records a declaration of restrictions requiring the owners of such lots and/or development parcels to pay their pro-rata share of the expenses of maintenance of such facilities. The easements granted by the Master Subdivision Plat shall always be available to the lots and development parcels within the Take-Down Parcels which Alico continues to own until such Take-Down Parcel(s) have been acquired by Ginn, and if not acquired by Ginn, such rights shall continue to run to Alico, its successors, assigns and/or grantees to the extent benefiting such Take-Down Parcels. Alico shall have the right to review the initial budget and subsequent budgets for the Master Association and reasonable backup materials shall be provided to Alico for Alico’s review and approval, which shall not be unreasonably withheld, conditioned or delayed. As to neighborhood associations (“Neighborhood Associations”), property within the Alico West Property shall not become subject to the Neighborhood Association until conveyed to Ginn, and then such Neighborhood Association shall only encompass the lots and development parcels conveyed to Ginn and either Ginn, or if Ginn fails to acquire any of the additional lots or development parcels which were intended to be added to such Neighborhood Association because of being the same product type or recreational or other facilities which are intended to serve other lots and development parcels within the Alico West Property, Alico, its successors, assigns and/or grantees other than Ginn, shall have the right to elect to add such lots and/or development parcels to such Neighborhood Association to which such lots and/or development parcel(s) were intended to be added. Ginn shall collaterally upon formation of such Neighborhood Association assign to Alico the right to control such Neighborhood Association, if Ginn fails to acquire all of the Take-Down Parcels, which would then allow Alico to take control of such Neighborhood Association if that Neighborhood Association was originally set up to encompass lots and/or development parcels within the Alico West Property which are still owned by Alico, its successors, assigns and/or grantees other than Ginn, and which Alico, its successors, assigns and/or grantees other than Ginn, conclude would be benefited by adding any of its such remaining lots and/or development parcels within the Alico West Property to that Neighborhood Association, Ginn shall at the direction of Alico take all necessary steps to transfer control of such Neighborhood Association to Alico, its successors, assigns and/or grantees. This shall not prevent Ginn from turning over control of the Neighborhood Association to the individual purchasers if required by the time frame of applicable law. If Alico, its successors, assigns and/or grantees other than Ginn, do not become part of such Neighborhood Association, they shall have the right to use those facilities for those product types and/or for other lots and/or development parcels which were intended to use such recreational or other facilities by paying their pro-rata share for the cost of maintenance of such recreational and/or other facilities and Alico records a declaration of restrictions requiring the owners of such lots and/or development parcels to pay their pro-rata share. Alico shall have the right to review and approve the Neighborhood Association documents to the extent such Neighborhood Association is set up to encompass lots and/or development parcels within the Alico West Property still owned by Alico, which approval shall not be unreasonably withheld, conditioned or delayed. Ginn shall have the obligations set forth in this paragraph even if the Ginn West Option has terminated and Ginn shall take the necessary actions to fulfill the requirements of this Section if requested by Alico, its successors, assigns and/or grantees other than Ginn. Alico’s rights pursuant to this Section shall end when Ginn acquires all four (4) Take-Down Parcels.

cc.	Insurance. Ginn shall carry at least $5,000,000.00 liability insurance on the Alico West Property also naming Alico as an additional insured until all portions of the Alico West Property have been acquired by Ginn, which insurance shall not be canceled without at least ten (10) days written notice to Alico.

dd.	Seller’s Representations and Warranties Regarding Alico West Property. Seller represents and warrants to the best of Seller’s knowledge and belief the following as of the date of execution of this Agreement:

(i)	Seller is the owner of fee simple title to the Alico West Property, subject to the Permitted West Exceptions;

(ii)	There are no condemnation or eminent domain proceedings pending, or to the best of Seller’s knowledge, contemplated against the Alico West Property, or any part thereof, except as otherwise discussed in this Agreement, and Seller has received no notice of the desire of any public authority or other entity to make or use the Alico West Property or any part thereof;

(iii)	To the best of Seller’s knowledge, there are no threatened or pending suits or proceedings before any court, administrative agency, or other governmental instrumentality against or affecting Seller or any part of the Alico West Property which (a) do or could affect ownership, operation, use or occupancy of the Alico West Property, or any part thereof; or (b) do or could prohibit or make unlawful the consummation of the transaction contemplated by this Agreement, or render Seller unable to consummate the same;

(iv)	Seller has received no notice of, and to its knowledge there is no violation of any law, regulation, ordinance, order, restrictive covenant, or other requirement affecting the Alico West Property;

(v)	Seller has no knowledge of any unrecorded easements, restrictions or encumbrances affecting all or any portion of the Alico West Property;

(vi)	The consummation of the transactions contemplated hereunder will not violate or result in a breach of or constitute a default under any provision of any contract, lien, instrument, order, judgment, decree, ordinance, regulation, condominium declaration, or other restriction of any kind to which Seller or the Alico West Property is bound or affected;

(vii)	No representation or warranty by Seller in this Agreement or in any instrument, certificate or written statement prepared by Alico pursuant to this Agreement and furnished to Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading;

(viii)	There are no mechanics’ or materialmens’ lien rights against the Alico West Property, and if subsequent to Closing hereunder, any mechanics’ or other liens shall be filed against the Alico West Property as a result of any actions by or on behalf of the Seller, Seller shall take such action, within thirty (30) days after the filing thereof, by bonding, deposit, payment or otherwise, in order to remove, transfer or satisfy such lien of record against the Alico West Property, at Seller’s sole cost and expense;

(ix)	There are no adverse parties in possession of the Alico West Property, or any part thereof and there are no parties in possession thereof except Seller and those referred to in the Permitted West Exceptions;

(x)	There are not attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Alico West Property;

(xi)	There are no contracts or other obligations outstanding for the sale, exchange or other transfer of the Alico West Property, or any portion thereof;

(xii)	Alico has not received any notice of any violation of any environmental laws, rules, regulations or orders with respect to the Alico West Property;

(xiii)	To the “best of Seller’s knowledge and belief” in this Paragraph IV.dd. means the actual knowledge of John R. Alexander and/or Michael D. Rosen.

Ginn acknowledges that any representations or warranties that Ginn is aware are untrue as of the time of Closing, if Ginn closes, Ginn shall have waived such representations and warranties. The parties also agree that the representations and warranties contained in this Paragraph IV.dd. shall only survive for a period of one (1) year after each Closing.

ee.	Seller’s Covenants Regarding Alico West Property.

Seller’s covenants regarding Alico West Property during the term of the Alico West Option:

(i)	Alico shall not remove or allow any removal of materials from the Alico West Property, including, without limitation, soil, sand, or rock,

except as allowed by the Permitted West Exceptions or as part of the Environmental Plan;

(ii)	Alico shall not transfer or allow any of the governmental rights relating to the Alico West Property to be transferred from the Alico West Property except as contemplated by this Agreement or otherwise agreed to by Ginn; and

(iii)	Alico shall not initiate any applications or requests for any zoning, land use or other development approvals and shall not commence any development of the Alico West Property;

(iv)	Alico shall not sell, transfer, convey, lease or encumber any portion of the Alico West Property or any interest therein except as permitted pursuant to Paragraph IV.q. hereof.

V. General Provisions.

a.	Termination of Agreements. Ginn, Crockett and Alico agree that, upon the execution of this Agreement, the Existing West Contract and the Existing Crockett Contract shall be terminated and shall be of no further force and effect and neither party shall have any obligations as a result of the existence or the termination of the Existing West Contract and/or the Existing Crockett Contract, notwithstanding the fact that some amendments to the West Contract have effective dates after the Effective Date of this Agreement.

b.	Controlling Documents. In the event of any conflict between this Agreement and the Crockett Note, Crockett Mortgage or any other documents between any of the parties to this Agreement other than the amendments to the Alico East Note and Alico East Mortgage which shall control over this Agreement, this Agreement shall control unless such other document has been executed subsequent to this Agreement and specifically states that such document will control if there is any conflict between such document and this Agreement.

c.	Alico, Inc., Board Approval. This Agreement is subject to the approval of the Board of Directors of Alico Inc., the general partner of Alico, which approval shall be evidenced by Alico’s execution of this Agreement.

d.	Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given if delivered by hand, sent by recognized overnight courier (such as Federal Express), transmitted via facsimile transmission or mailed by certified or registered mail, return receipt requested, in a postage pre-paid envelope, and addressed as follows:

As to Alico:	Alico-Agri, Ltd.

c/o Alico, Inc.
Attn: John R. Alexander, Chairman & CEO
Mailing Address:
Post Office Box 338, Labelle, FL 33975
Physical Address:
640 S. Main Street, Labelle, FL 33935
Telephone: 863-675-2966
Facsimile: 863-675-5799

With a copy to:	Alico, Inc.
Attn: Michael D. Rosen, Vice President
Mailing Address:
Post Office Box 338, Labelle, FL 33975
Physical Address:
640 S. Main Street, Labelle, FL 33935
Telephone: 863-675-2966
Facsimile: 863-675-6928

With a copy to:	Ruden McClosky et al.
Attn: John L. Farquhar, Esq.
5150 Tamiami Trail North, Suite 502
Naples, FL 34103
Telephone: 239-659-1100
Facsimile: 954-333-4037

As to Alico East
Purchaser, Ginn,
Crockett and/or
Old Crockett:	Ginn-LA Naples, Ltd. LLLP
Attn: Edward R. Ginn, III
215 Celebration Place, Suite 200
Celebration, Florida 34747
Telephone: 321-939-4700
Facsimile: 321-939-4800

With a copy to:	Bruce A. Wobeck, Esquire
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, GA 30326
Telephone: 404-504-7739
Facsimile: 404-365-9532

With a copy to:	John G. Morris, Esquire
Morris, Manning & Martin, LLP

1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, GA 30326-1044
Telephone: 404-572-7722
Facsimile: 404-365-9532

With a copy to:	Martin Pawlikowski, LA
Vice President Development & Planning
The Ginn Company
215 Celebration Place
Suite 200
Celebration, FL 34747
Telephone: 321-939-4744
Facsimile: 321-939-4800

unless the address is changed by the party by like notice given to the other parties. Notice given by hand delivery shall be deemed received on the date delivered if delivered on a business day during business hours, otherwise it shall be deemed delivered on the next business day. Notice given by certified or registered mail, return receipt requested, postage pre-paid, shall be deemed delivered three (3) days following the date mailed. Notice sent by recognized overnight courier (such as Federal Express) shall be deemed received on the next business day. Notices given by facsimile shall be deemed received if sent as confirmed by confirmation of transmission by telecopier retained by the sender shall be proof of such sending and it shall be deemed received at that time if such time is during business hours on a business day, otherwise it shall be deemed received on the next business day. Any notice refused shall be deemed to be accepted on the earlier of the time frame set forth in this notice provision or when actually refused. Counsel may give notice on behalf of the parties.

e.	Escrow Agent. If there is an Escrow Agent to perform any matters contemplated or relating to this Agreement if there is a dispute among the parties as to the proper disbursement of any item to be held by the Escrow Agent if Escrow Agent is in doubt as to its duties or liabilities under the provisions of this Agreement, Escrow Agent may, at its option, continue to hold the subject matter of the escrow until the parties mutually agree on its disbursement or deposit the subject matter of the escrow with the Clerk of the Circuit Court of Lee County, Florida (“Clerk of Court”), or disburse it in accordance with a court order of any court having jurisdiction thereof or upon the written agreement of all the parties. Upon deposit of the subject matter of the escrow with the Clerk of Court or any other Clerk of Circuit Court having jurisdiction thereof and notifying all parties of such action, all liability on the part of Escrow Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow. In any suit between the parties where Escrow Agent is made a party because of acting as Escrow Agent hereunder, or any suit where an Escrow Agent pleads the subject matter of the escrow, Escrow Agent shall recover reasonable attorneys fees, including the fees for the services of itself, costs incurred with respect to such fees and costs to be charged and assessed as court costs with all parties being liable as to Escrow Agent. The parties agree that Escrow Agent shall not be liable to any party or person except for gross negligence or willful malfeasance and the parties agree to indemnify and hold Escrow Agent harmless from any and all actions and costs including, but not limited to, attorneys’ fees and costs, including its own fees and costs resulting from acting as escrow agent hereunder or otherwise except gross negligence or willful malfeasance. The actions of Escrow Agent hereunder are purely ministerial and shall not preclude Escrow Agent from representing any party that Escrow Agent represents because of acting as Escrow Agent, including in any action relating to the contents of the escrow. This paragraph shall survive the termination of this Agreement and the Closings.

f.	This Agreement shall be construed and governed in accordance with laws of the State of Florida and in the event of any litigation hereunder, the venue for any such litigation, shall be exclusively in Lee County, Florida. All of the parties to this Agreement have participated fully in the negotiation and preparation hereof and, accordingly, this Agreement shall not be more strictly construed against any one of the parties hereto.

g.	In the event any provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or reconstrued as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

h.	In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs through all trial, appellate levels and post-judgment proceedings. The provisions of this subparagraph shall survive the Closings and any termination or cancellation of this Agreement.

i.	In construing this Agreement, the singular shall be deemed to include the plural, the plural shall be deemed to include the singular and the use of any gender shall include every other gender and all captions and Paragraph and or Section headings shall be discarded and the terms Section or Paragraph may be used interchangeably.

j.	This Agreement constitutes the entire agreement between the parties for the sale and purchase of the Crockett Property and the Alico West Property, and supersedes any other agreement or understanding of the parties with respect to such matters. This Agreement may not be changed, altered or modified except in writing signed by the party against whom enforcement of such a change would be sought. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns.

k.	No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

l.	This Agreement shall be dated as of September 28, 2006, and shall be effective when signed by all of the parties to this Agreement and a fully executed Agreement has been delivered to all parties.

m.	The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement. The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

n.	This Agreement, and any subsequent amendments hereto, may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument. Facsimile transmission signatures or other copies shall have the same validity as original signatures.

o.	Nothing contained in this Agreement shall constitute or be construed to be or create a partnership, joint venture or any other relationship between Seller and Purchaser and/or Crockett other than the relationship of seller and purchaser of an agreement for real property as set forth in this Agreement.

p.	Each of the parties hereto agree to execute, acknowledge and deliver and cause to be done, executed, acknowledged and delivered all such further acts, assignments, transfers and assurances as shall reasonably be requested of it in order to carry out this Agreement and give effect thereto. This provision shall survive the Closings.

q.	The terms of this Agreement shall survive the Crockett Closing and the Closings, and to the degree applicable shall survive the termination of the Ginn West Option as to the enforceability of the rights and obligations of the parties pursuant to this Agreement.

[SIGNATURE PAGE COMMENCES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 28, 2006.

Signed, sealed and delivered in the presence of:		SELLER:

ALICO-AGRI, LTD., a Florida limited partnership

		By:	ALICO, INC., a Florida corporation
		Its:	General Partner

/s/ Michael Rosen		By:	/s/ John R. Alexander
Printed Name:	Michael Rosen		JOHN R. ALEXANDER, Chairman & CEO

/s/ Patrick Murphy		Date:	12/21/06
Printed Name:	Patrick Murphy

(CORPORATE SEAL)

PURCHASER:

GINN-LA WEST FM LTD., LLLP, a Georgia limited liability limited partnership

By: GINN-WEST FM GP, LLC, a Georgia limited liability company, its General Partner

/s/ Tammy Hotaling		By:	/s/ Robert F. Masters
Printed Name:	Tammy Hotaling		ROBERT F. MASTERS, President

/s/ Wendy Perry		Date:	12/21/06
Printed Name:	Wendy Perry

(CORPORATE SEAL)

ALICO EAST PURCHASER:

GINN-LA NAPLES LTD., LLLP, a Georgia limited liability limited partnership

By: GINN-NAPLES GP, LLC, a Georgia limited liability company, its General Partner

/s/ Tammy Hotaling		By:	/s/ Robert F. Masters
Printed Name:	Tammy Hotaling		ROBERT F. MASTERS, President

/s/ Wendy Perry		Date:	12/21/06
Printed Name:	Wendy Perry

(CORPORATE SEAL)

OLD CROCKETT:

CROCKETT DEVELOPMENT, LLC, a Georgia limited liability company

/s/ Tammy Hotaling		By:	/s/ Robert F. Masters
Printed Name:	Tammy Hotaling		ROBERT F. MASTERS, President

/s/ Wendy Perry		Date:	12/21/06
Printed Name:	Wendy Perry

(CORPORATE SEAL)

CROCKETT:

WEST FM CROCKETT, LLC, a Georgia limited liability company

/s/ Tammy Hotaling		By:	/s/ Robert F. Masters
Printed Name:	Tammy Hotaling		ROBERT F. MASTERS, President

/s/ Wendy Perry		Date:	12/21/06
Printed Name:	Wendy Perry

(CORPORATE SEAL)

LIST OF EXHIBITS

Exhibit “A”	-	Legal Description of 80 Acre Parcel – Crockett Property

Exhibit “B”	-	Intentionally Deleted

Exhibit “C”	-	Permitted Crockett Exceptions

Exhibit “D”	-	Legal Description of the 972 acres – Alico West Property

Exhibit “E”	-	Notice of Alico West Environmental Matters

Exhibit “F”	-	Take-Down Map

Exhibit “G”	-	Agreed Site Plan

Exhibit “H”	-	Permitted West Exceptions

Exhibit “I”	-	Crockett Note

Exhibit “J”	-	Crockett Mortgage

Exhibit “K”	-	Crockett Easement

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